Exhibit 10.13
AGREEMENT OF PURCHASE AND SALE
OF
REAL PROPERTY COMMONLY KNOWN AS
THE SKAMANIA LODGE
STEVENSON, WASHINGTON
and
Joint Escrow Instructions
among
COMMONWEALTH WASHINGTON HOLDING, INC., a Delaware corporation
(“Holding”)
and
COMMONWEALTH WASHINGTON OPERATING , INC., a Delaware corporation
(“Operator”)
(jointly, “Seller”),
and
TERRAPINS OWNER LLC, a Delaware limited liability company
(“Buyer”).
Effective Date: September 22, 2010

AGREEMENT FOR PURCHASE AND SALE
OF REAL PROPERTY
AND
JOINT ESCROW INSTRUCTIONS
     THIS AGREEMENT OF PURCHASE AND SALE OF REAL PROPERTY AND JOINT ESCROW INSTRUCTIONS (“this Agreement”) is made as of September 22, 2010 among COMMONWEALTH WASHINGTON HOLDING, INC., a Delaware corporation (“Holding”), and COMMONWEALTH WASHINGTON OPERATING, INC., a Delaware corporation (“Operator”), (collectively, “Seller”),
and
     TERRAPINS OWNER LLC, a Delaware limited liability company (“Buyer”).
     IN CONSIDERATION OF the mutual covenants and conditions contained herein, parties hereto (together, the “Parties” and each, sometimes, a “Party”) do hereby agree and covenant with each other as follows:
     1. DEFINITIONS.
          1.1 Affiliate. “Affiliate” means, with respect to an indicated person, any other person which controls, is controlled by or is under common control with such indicated person.
          1.2 Approval Date. “Approval Date” means the 30th day after the Effective Date.
          1.3 Approved Capital Expenditures. “Approved Capital Expenditures” means those items of capital improvements, repairs and replacements, if any, so identified on the Schedule of Approved Capital Expenditures attached hereto as Exhibit Q.
          1.4 Assumed Contracts. “Assumed Contracts” means the Equipment Leases and Service Contracts identified on the Schedule of Contracts attached hereto as Exhibit J.
          1.5 Bill of Sale. “Bill of Sale” means a bill of sale in the form attached hereto as Exhibit C, together conveying the FF&E and Inventory to Buyer or Buyer’s nominee(s).
          1.6 Broker. “Broker” means Eastdil Secured
          1.7 Business Day. “Business Day” means a day other than Saturday, Sunday or other day when commercial banks in California are authorized or required by Law to close.
          1.8 Cash Bank. “Cash Bank” means, with respect to the Hotel, cash on hand in house banks and petty cash as of Closing.

          1.9 Casualty. “Casualty” means damage, destruction or loss of the Hotel Premises or any portion thereof by a casualty event or a taking under power of eminent domain.
          1.10 Claim. “Claim” means any claim, demand, liability, legal action or proceeding, investigation, fine or other penalty, and loss, cost or expense related thereto (including, without limitation, attorneys’ fees and disbursements actually and reasonably incurred).
          1.11 Closing. “Closing” means the concurrent delivery, in accordance with this Agreement, (A) by Seller to Buyer of the Transfer Instruments and (B) by Buyer to Seller of the Purchase Price.
          1.12 Closing Date. “Closing Date” means the date upon which Closing actually occurs.
          1.13 Closing Documents. “Closing Documents” means the Transfer Instruments, the FIRPTA Certificate, and all the other documents to be delivered hereunder at, or for purposes of effecting, Closing.
          1.14 Continuing Employees. “Continuing Employees” means all of the Hotel Employees who are employed by Buyer or Buyer’s Hotel manager or operator after Closing.
          1.15 Contract Assignment. “Contract Assignment” means an assignment and assumption of Assumed Contracts substantively in the form attached hereto as Exhibit E.
          1.16 Counsel. “Counsel” means each Party’s respective legal counsel for the transaction contemplated by this Agreement: with respect to Seller, the law firm of Seyfarth Shaw LLP; and, with respect to Buyer, the law firm of Honigman Miller Schwartz and Cohn LLP.
          1.17 Day. The term “day” means a calendar day.
          1.18 Deed. “Deed” means a special warranty deed in the form attached hereto as Exhibit B, conveying the Hotel Premises to Buyer subject only to Permitted Exceptions.
          1.19 Deposit. “Deposit” has the meaning specified in Section 3.3.
          1.20 Disputed Payable. “Disputed Payable” means any amount that a third party claims to be due or accrued as of Closing with respect to the operation of the Hotel, but that Seller or Hotel Manager disputes (including the disputed portion of any bill, invoice or claim that Seller or Hotel Manager otherwise acknowledges to be due and payable).
          1.21 Effective Date. “Effective Date” means the date specified in the initial paragraph of this Agreement.
          1.22 Eligible Employees. “Eligible Employees” means all Hotel Employees, other than Excluded Employees, whom the Hotel Manager employs at the Hotel immediately prior to Closing.

          1.23 Employee Leave. “Employee Leave” means vacation, sick leave and any other paid leave accrued or accruing with respect to Hotel Employees.
          1.24 Employee Liabilities. “Employee Liabilities” means all obligations and liabilities, actual or contingent with respect to Hotel Employees, whether accruing before or after Closing, including, without limitation, any and all obligations or liabilities: for (A) wages, salaries, Employee Leave, fringe benefits, and payroll taxes; (B) contributions and other payments to Hotel Employee Plans, (C) worker’s compensation claims based on any real or alleged occurrence prior to Closing; and (D) claims or penalties under applicable Laws governing employer/employee relations (including the National Labor Relations Act and other labor relations laws, fair employment standards Laws, fair employment practices and anti-discrimination Laws, the Worker Adjustment and Retraining Notification Act of 1988, ERISA, the Multi-Employer Pension Plan Amendments Act, and the Consolidated Omnibus Budget Reconciliation Act of 1985).
          1.25 Environmental Report. “Environmental Report” means the “Phase 1” site assessment report(s) and any other reports regarding the environmental condition of the Hotel Premises that are identified on Exhibit N.
          1.26 Equipment Lease. “Equipment Lease” means a personal property lease covering any item(s) of FF&E, including (without limitation) the leases identified as such in the schedule attached hereto as Exhibit J.
          1.27 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          1.28 Escrow. “Escrow” means the escrow established pursuant to this Agreement for purposes of holding the Deposit and, pending Closing, the balance of the Purchase Price and the Transfer Instruments to be recorded at Closing.
          1.29 Escrow Agent. “Escrow Agent” means Chicago Title Insurance Company, National Business Unit, acting through its office at 700 South Flower Street, Suite 800, Los Angeles, California 90017, Attention: Maggie Watson, whenever acting in the capacity of an escrow holder pursuant hereto.
          1.30 Excluded Employees. “Excluded Employees” means (A) the Hotel’s General Manager and such other managerial Hotel Employees, if any, as Seller or Hotel Manager designates to Buyer in writing before the Approval Date, and (B) not more than 25 Hotel Employees whom Buyer shall designate to Seller and the Hotel Manager not later than ten Business Days before the Closing Date.
          1.31 Existing Survey. “Existing Survey” means the ALTA/ACSM Survey of the Hotel Parcel identified on Exhibit N.
          1.32 Extended Coverage. “Extended Coverage” means the deletion from the Title Policy of general exceptions for survey matters, unrecorded easements, mechanics’ liens, unrecorded liens for taxes and assessments and rights of parties in possession (to the extent such deletions are customarily offered by the Title Company in the jurisdiction where the Hotel is located).
          1.33 FF&E. “FF&E” means machinery, equipment, appliances, furniture, fittings, removable fixtures, tools and other articles of durable personal property of every kind and nature, including spare parts and reserve stock, which are owned or leased by or for the account of Seller and are used or useable in the operation of the Hotel, including, without limitation and subject to depletion and replacement in the Ordinary Course: (1) office furniture and equipment, (2) room furnishings, including banquet chairs and tables used or usable in the conference facilities within the Hotel, (3) art work and other decorative items, (4) televisions, radios, VCRs and other consumer electronic equipment, (5) telecommunications equipment, including audio visual equipment used or usable in connection with the conference facilities within the Hotel, (6) computer equipment and software, (7) blankets, pillows, linens, towels and other bed clothing, (8) china, crystal, dishware, glassware, silverware, flatware and other “operating inventory” as that term is used in the Uniform System of Accounts, (9) kitchen appliances, cookware and other cooking utensils, (10) vehicles, (11) manuals, schematics, plans and other written materials pertaining to the use, operation, maintenance or repair of any item of FF&E, and (12) all equipment, machinery, appliances, tools and other articles of durable personal property used or usable in connection with the operation of the golf course which forms a portion of the Hotel; but excluding (a) personal property owned by any Hotel guest, tenant, concessionaire, licensee or other third party except for Skamania LLC (unless such person owns such property for the account or benefit of Seller), and (b) manuals, records and other like materials owned by (and proprietary to) the Hotel Manager, unless prepared or maintained solely for the Hotel, and (c) computer software licensed to Seller or Hotel Manager, unless (A) such license is by its terms transferable in connection with the sale of the Hotel to Buyer and (B) Buyer pays any fee or other charge imposed by the licensor in connection with such a transfer.
          1.34 Final Statement. “Final Statement” has the meaning specified in Section 11.1.
          1.35 FIRPTA Certificate. “FIRPTA Certificate” means a certificate with respect to Holding and Operator, substantively in the form attached as Exhibit G, confirming to Buyer that each of Holding and Operator is not a foreign person or entity for purposes of § 1445 of the Internal Revenue Code of 1986, as amended (with such supplemental statements as may be required to exempt the transactions contemplated hereby from any withholding tax requirements under applicable state Laws).
          1.36 General Assignment. “General Assignment” means a general assignment and assumption agreement substantively in the form attached hereto as Exhibit F.
          1.37 Governmental Authority. “Governmental Authority” means any of the United States Government, the government of any of the United States or any county or municipality therein, and any executive department, legislative body, administrative or regulatory agency, court, officer (whether elected, appointed or otherwise designated) or other authority thereof, whenever purporting to act in an official capacity.

          1.38 Hazardous Substance. “Hazardous Substance” means any substance defined as “waste”, “hazardous waste”, “hazardous substance”, “hazardous material”, “toxic substance”, “pollutant”, “contaminant” in, or which are otherwise specifically subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1802; or the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., and any corresponding State of Washington laws, rules or regulations governing the same, and any friable asbestos containing materials (but excluding non-friable asbestos-containing materials), PCBs or formaldehyde foam insulation.
          1.39 Hotel. “Hotel” means all of the Hotel Premises, FF&E, the Leased Equipment, the Inventory and Intangibles comprising the “Skamania Lodge”, located in Stevenson, Washington.
          1.40 Hotel Employee Leasing Agreement. “Hotel Employee Leasing Agreement” means that certain employee leasing agreement dated as of January 1, 2008, by and between Hotel Employer and Operator.
          1.41 Hotel Employees. “Hotel Employees” means all persons employed at the Hotel by Hotel Employer.
          1.42 Hotel Employee Plan. “Hotel Employee Plan” means an employee benefit plan (as defined in ERISA) to which any of Seller, Hotel Manager or an Affiliate of Seller or Hotel Manager currently makes contributions on account of any Hotel Employees.
          1.43 Hotel Employer. “Hotel Employer” means Destination Washington Services, Inc., a Washington corporation.
          1.44 Hotel Improvements. “Hotel Improvements” means all of the buildings, other immovable structures and improvements and fixtures on the Hotel Parcel.
          1.45 Hotel Manager. “Hotel Manager” means Destination Washington Management, Inc.
          1.46 Hotel Management Agreement. “Hotel Management Agreement” means that certain management agreement between Operator and Hotel Manager.
          1.47 Hotel Parcel. “Hotel Parcel” means (A) those certain parcels described in Exhibit A hereto, together with (B) all appurtenant rights , including, without limitation: (i) easements and rights-of-way, (ii) licenses and other privileges, (iii) rights in and to land underlying adjacent highways, streets and other public rights-of-way and rights of access thereto, (iv) rights in and to strips and gores of land within or adjoining any such parcel, (v) air rights, excess floor area rights and other transferable development rights belonging to or useable with respect to any such parcel, (vi) rights to utility connections and hook-ups, (vii) water rights, (viii) riparian rights, and (ix) any other rights which any of Seller may have in or with respect to land adjoining any such parcel (including land which is separated from any such parcel only by public highway, street or other right-of-way).

          1.48 Hotel Party. “Hotel Party” means, with respect to a Service Contract or Equipment Lease, the owner, operator and/or manager of the Hotel (as applicable) obligated as vendee or lessee under such contract or lease.
          1.49 Hotel Payable. “Hotel Payable” means any account payable outstanding as of Closing for the Hotel, other than Disputed Payables.
          1.50 Hotel Premises. “Hotel Premises” means the Hotel Parcel and the Hotel Improvements.
          1.51 Hotel Records. “Hotel Records” means all of the books, records, correspondence and other files, both paper and electronic (and including any accounting, database or other record-keeping software used in connection with such books and records which Seller owns or otherwise has the right freely to transfer) which have been received or generated and maintained in the course of operation of the Hotel and which are in Seller’s possession or control.
          1.52 Indemnify. “Indemnify” means to hold harmless and indemnify an indemnified party from and against a Claim and, where applicable, to defend such party by counsel reasonably satisfactory to it, all at the sole expense and liability of the indemnifying party.
          1.53 Intangibles. “Intangibles” means Seller’s rights, title and interest, if any, in (A) trade names, trademarks, service marks, logos and other forms of identification used to identify the Hotel or any of its facilities or operations, including the name “Skamania Lodge” and “Skamania Golf Course,” and the names used to designate the restaurant and bar facilities within the Hotel, (B) the Hotel Records, (C) plans and specifications for the Hotel Improvements, (D) the Permits, (E) Repair Warranties, to the extent assignable in connection with a sale of the Hotel, (F) all of the membership interests in Skamania LLC, (G) studies, analyses, reports and other written materials in Seller’s possession or control pertaining to the condition of the Hotel Improvements and the Hotel Parcel, and (H) all websites and domain names associated with the Hotel, all to the extent assignable in connection with a sale of the Hotel.
          1.54 Inventory. “Inventory” means (i) all goods held for sale to Hotel guests and others in the Ordinary Course and (ii) the stock of supplies and other consumables used in the operation and maintenance of the Hotel in the Ordinary Course, but excluding Liquor Inventory and excluding “operating inventory” as that term is used in the Uniform System of Accounts.
          1.55 Last Closing Date. “Last Closing Date” means the 10th day after the Approval Date.
          1.56 Laws. “Laws” means any and all:

               1.56.1 Constitutions, statutes, ordinances, rules (including rules of the Securities and Exchange Commission), regulations, orders, rulings or decrees of any Governmental Authority.
               1.56.2 Agreements with or covenants or commitments to any Government Authority which are binding upon Seller or any of the elements of the Hotel (including, without limitation, any requirements or conditions for the use or enjoyment of any license, permit, approval, authorization or consent legally required for the operation of the Hotel).
          1.57 Lease. “Lease” means any space lease, license, concession or other such arrangement for use of space within the Hotel, including, but not limited to, those listed on Exhibit I attached hereto other than (A) transient use of guest rooms, banquet rooms or conference rooms by Hotel guests in the Ordinary Course and (B) the Operating Lease.
          1.58 Lease Assignment. “Lease Assignment” means an assignment and assumption of Leases substantively in the form attached hereto as Exhibit D.
          1.59 Leased Equipment. “Leased Equipment” means any item of FF&E that is leased rather than owned by Seller or Operator.
          1.60 Licensed Premises. “Licensed Premises” means the areas within the Hotel described or otherwise identified in or with respect to the Liquor Licenses as licensed for Liquor Operations.
          1.61 Lien. “Lien” means any mortgage, deed of trust or other consensual lien, mechanic’s or any materialman’s lien, judgment lien, lien for delinquent real property taxes or assessments, other tax and statutory lien (other than liens for non delinquent real estate taxes, general and special assessments or any lien arising out of any activity of Buyer) which affects any of the Hotel Premises and is prior to any of Seller’s interests therein.
          1.62 Liquor Inventory. “Liquor Inventory” means all liquor, wine, beer and other alcoholic beverages held for sale to Hotel guests and others in the Ordinary Course or otherwise used in the operation of the Hotel.
          1.63 Liquor License. “Liquor License” means any government license, permit or other authorization for the Liquor Operations.
          1.64 Liquor Operations. “Liquor Operations” means the sale and service of liquor, wine, beer and other alcoholic beverages at the Hotel.
          1.65 Material Contract. “Material Contract” means a Service Contract or Equipment Lease (A) for which scheduled payments due to the vendor or lessor thereunder during any 12-month period occurring after Closing will exceed $15,000 or (B) whose unexpired term after Closing exceeds 12 months (excluding any portion of such term that may be cancelled by the Hotel party without penalty, by notice given on the later of (i) the Closing Date or (ii) the date Buyer first discovers such contract). Material Contracts do not include any contracts (a) that do not impose any obligation on the Hotel Party to make any payments after Closing, (b) for which payment will be due from the Hotel Party only if such party orders or otherwise requests goods or services under such contract or (c) which obligate the Hotel Party to make payments solely out of, and as a percentage of, services performed by the other party for Hotel guests that impose no out-of-pocket cost on the Hotel Party.
          1.66 Objectionable Title Matters. “Objectionable Title Matters” has the meaning specified in Section 4.2.
          1.67 OFAC. “OFAC” has the meaning specified in Section 5.1.2.6.
          1.68 Operating Lease. “Operating Lease” means the lease between Holding and Operator, under which Operator leases the Hotel Premises.
          1.69 Ordinary Course. “Ordinary Course” means the course of day to day operation of the Hotel, in accordance with its current operating budget (a copy of which is attached hereto as Exhibit M) and in a manner which does not materially vary from the policies, practices and procedures in effect as of the Effective Date.
          1.70 Original. “Original” means any of (A) an original counterpart of any Lease or Assumed Contract, (B) the Hotel Records or (C) other documents which comprise or evidence the Intangibles, to the extent within Seller’s possession or control; and “the Originals” means all such items.
          1.71 Paid Voucher. “Paid Voucher” means a Voucher, such as a gift certificate, issued in return for money payment.
          1.72 Permit. “Permit” means any permit, certificate, license or other form of authorization or approval issued by a government agency or authority and legally required for the proper operation and use of the Hotel (including, without limitation, any certificates of occupancy with respect to the Hotel Improvements, elevator permits, conditional use permits, zoning variances and business licenses, but excluding Liquor Licenses) to the extent held and assignable by Seller or otherwise transferable with the Hotel.
          1.73 Permitted Exceptions. “Permitted Exceptions” means (A) liens for real property taxes and assessments not yet delinquent (but not personal property taxes), (B) liens or encumbrances arising out of any activity of Buyer, (C) the Leases identified on the Schedule of Leases attached hereto as Exhibit I or hereafter made in accordance with Section 6, (D) the Assumed Contracts to the extent the same encumber title to any of the Hotel and (E) any other matter deemed to be a Permitted Exception pursuant to Section 4.2 or 4.4.
          1.74 Place of Closing. “Place of Closing” has the meaning specified in Section 10.1.
          1.75 Pre-Approval License. “Pre-Approval License” means, with respect to the application for re-issuance of the Liquor License to Buyer or Buyer’s designee, a Temporary Pre-Approval Permit issued by the Washington State Liquor Control Board under which the Liquor Operations may be continued after Closing for 60 days, pending comprehensive review and final decision on such application.

          1.76 Preliminary Statement. “Preliminary Statement” has the meaning specified in Section 8.
          1.77 Proceeds. “Proceeds” means all insurance proceeds, condemnation awards or other amounts paid or payable to Seller in connection with any casualty damage to or taking by eminent domain of any of the Hotel Premises, including any amounts recoverable under rent loss or business interruption insurance to the extent allocable to periods after Closing.
          1.78 Purchase Price. “Purchase Price” means the gross purchase price being paid by Buyer to Seller for the Hotel, as set forth in Section 3.1.
          1.79 Repair Warranties. “Repair Warranties” means contractors’, manufacturers’ and vendors’ written guaranties, warranties and other obligations (if any) for the repair or maintenance of any component of the Hotel Improvements or the FF&E.
          1.80 Reservation. “Reservation” means any reservation, commitment or agreement for the use of guest rooms, conference rooms, dining rooms, golf course, or other facilities in the Hotel, to the extent pertaining to periods from and after Closing.
          1.81 Reservation Deposit. “Reservation Deposit” means any deposit or advance payment received by Seller or the Hotel Manager in connection with a Reservation.
          1.82 Seller’s Knowledge. “Seller’s Knowledge” means the actual present (and not the constructive) knowledge of Scott Spann (Hotel general manager) and Tom Luersen (Hotel managing director), and does not imply that said individual (A) has or should have conducted any inspection, examination or other inquiry to determine the accuracy of any representation, warranty or other statement made “to Seller’s Knowledge” in this Agreement or in any other document delivered by Seller prior to or at Closing or (B) has any personal liability with respect to any such representation, warranty or other statement.
          1.83 Service Contract. “Service Contract” means any of the written contracts or other written arrangements for the continuing provision of services relating to the improvement, maintenance, repair, protection or operation of the Hotel, excluding the Hotel Management Agreement.
          1.84 Skamania LLC. “Skamania LLC” means Skamania Lodge Furnishings, LLC, a Delaware limited liability company.
          1.85 Survey. “Survey” means a survey of the Hotel Premises, certified by a duly licensed surveyor as of date no earlier than the Effective Date, meeting the minimum requirements of the American Land Title Association/American Congress of Surveying and Mapping.
          1.86 Taxes. “Taxes” has the meaning specified in Section 8.1.
          1.87 Title Company. “Title Company” means Chicago Title Insurance Company, together with any agent through which it may act in issuing the Title Policy.

          1.88 Title Documents. “Title Documents” has the meaning specified in Section 4.2.
          1.89 Title Report. “Title Report” means a preliminary title commitment describing the condition of title to the Hotel Premises, issued by the Title Company as of a date no earlier than 30 days prior to the Effective Date.
          1.90 Title Policy. “Title Policy” means an ALTA (Form 2006 or its local equivalent) owner’s policy of title insurance for the amount of the Purchase Price, insuring or committing to insure fee title to the Hotel Premises in Buyer subject only to Permitted Exceptions.
          1.91 Transactor. “Transactor” means, with respect to each Party, the person(s) authorized by such Party to execute and deliver Transfer Instruments and other Closing Documents on behalf of such Party.
          1.92 Transfer Instruments. “Transfer Instruments” means all the instruments by which Seller will convey the Hotel to Buyer and/or Buyer’s nominees hereunder, including (without limitation) the Deed, the Bill of Sale, the Contract Assignment, the General Assignment and the Lease Assignment.
          1.93 Uniform System of Accounts. “Uniform Systems of Accounts” means the most current edition of the Uniform System of Accounts for the Lodging Industry, published by the American Hotel and Motel Association.
          1.94 Voucher. “Voucher” means any written undertaking (such as a guest certificate, coupon, letter of donation or “trade-out”) issued by Operator or Hotel Manager to permit the bearer, or a Person named therein to use a Hotel guest room, or other Hotel facility or service for which a charge is customarily imposed, without payment. Vouchers do not include any such undertaking to provide a complimentary room upgrade, or to apply a discounted rate (unless, and then only to the extent, that such discount is for more than 60% of applicable rack rates for guest rooms or more than 30% with respect to purchase of food, beverages or other goods).
          1.95 Other Definitions. Terms defined in any other part of this Agreement (including, without limitation, “Seller,” “Buyer,” “Party” and “Parties,” and “this Agreement,” defined in the initial paragraph hereof) shall have the defined meanings wherever capitalized herein. As used in this Agreement, (i) the terms “herein,” “hereof” and “hereunder” refer to this Agreement in its entirety and are not limited to any specific sections; (ii) the term “person” means any natural person, other legal entity, or combination of natural persons and/or other legal entities acting as a unit and (iii) the term “including” shall be read as “including without limitation.” Wherever appropriate in this Agreement, the singular shall be deemed to refer to the plural and the plural to the singular, and pronouns of certain genders shall be deemed to comprehend either or both of the other genders.

     2. COVENANT OF PURCHASE AND SALE. On and subject to the terms and conditions set forth in this Agreement, Seller shall sell, convey, assign and transfer to Buyer, and Buyer shall purchase and accept from Seller, all of the real and personal property comprising the Hotel (except the FF&E held by Skamania LLC), all of the membership interests in Skamania LLC and, except as otherwise expressly provided herein, assume from and after Closing all obligations and liabilities appertaining to such property (including, without limitation, Seller’s obligations and liabilities under and with respect to the Leases, the Assumed Contracts, the Permits and any Permitted Exceptions).
     3. PURCHASE PRICE AND DEPOSIT.
          3.1 Amount of Purchase Price. The Purchase Price shall be $56,000,000.00, but the net amount thereof payable to Seller shall be subject to credits, prorations and other adjustments as provided in Sections 8 and 11.
          3.2 Allocation of Price. The parties agree that the Purchase Price shall be allocated as follows: (i) $8,550,500.00 to the Hotel Parcel, (ii) $43,926,559.00 to the Hotel Improvements and (iii) $3,522,941.00 to the FF&E and other personalty. Allocations made pursuant to this Section shall be used by the Parties for title insurance and all tax and other government reporting purposes.
          3.3 Deposit.
               3.3.1 Amount and Delivery. Within two Business Days after the Effective Date, Buyer shall deliver into Escrow via wire transfer of funds the amount of $1,000,000.00 (the “Initial Deposit”), as a good faith deposit. Within one Business Day after the Approval Date, if Buyer elects to proceed with the purchase of the Hotel, Buyer shall deliver into Escrow via wire transfer of funds an additional cash deposit of $2,000,000.00 (the “Additional Deposit”). The Initial Deposit, together with the Additional Deposit when and if made, all interest earned on the deposited funds while in Escrow, shall comprise the “Deposit.”
               3.3.2 Investment. The Deposit, while held in Escrow, shall be held by the Escrow Agent in a federally-insured, interest-bearing account with a national banking association.
               3.3.3 Disposition. If Buyer, in breach of its obligations under this Agreement, fails to purchase the Hotel on or before the Last Closing Date, Seller upon termination of this Agreement shall be entitled to receive and retain the Deposit as liquidated damages, in accordance with Section 21. In all other circumstances, the Deposit shall remain the property of Buyer and, together with interest earned thereon, shall either (A) at Closing, be applied against the Purchase Price or (B) upon termination of this Agreement, be returned to Buyer, less only Buyer’s one half share of any Escrow cancellation charges.
     4. TITLE AND DUE DILIGENCE CONDITIONS.
          4.1 Title Report and Survey. Buyer hereby acknowledges that it has received a copy of the Title Report and the Existing Survey, together with copies of all recorded documents referenced in the Title Report (the “Title Documents”). If Buyer desires Extended

Coverage, Buyer may, at its sole expense, update or supplement the Existing Survey or replace it with a new Survey, so long as it obtains such updated, supplemental Survey, and delivers a copy of it to Seller, at least ten days before the Approval Date.
          4.2 Objectionable Title Matters and Permitted Exceptions. Except for any exceptions to or defects in Seller’s title (“Objectionable Title Matters”) with respect to which Buyer gives Seller and Escrow Agent written notice of objection (each a “Title Objection Notice”) within ten days prior to the Approval Date (or, with respect to any defect or exception which is disclosed to Buyer after it delivered its last Title Objection Notice, by the earlier of the Closing Date or five days after such matter is disclosed to Buyer by an update to the Title Report or otherwise), Buyer shall be deemed to have approved the state of Seller’s title to the Hotel Premises as disclosed by the Title Report or the Title Documents or would be disclosed on the Effective Date by a Survey and inspection of the Hotel Premises. All exceptions and other defects that are disclosed by the Title Report or the Title Documents, or would be disclosed by such a Survey and inspection, to which Buyer makes no timely objection in accordance with the provisions of this Section 4, and all such exceptions and other defects to which Buyer timely objects but later waives such objection as provided in this Section 4, shall be deemed Permitted Exceptions.
          4.3 Cure of Objectionable Title Matters; Removal of Liens. Seller shall use commercially reasonable efforts to cure any Objectionable Title Matter (“Inapplicable Exceptions,” including, without limitation, references to leases or tenancies that no longer exist, to instruments or documents that on their face or by law are no longer effective and to matters that have no apparent applicability to the Hotel Premises) or that is otherwise readily susceptible to cure, but Seller shall not be obligated to expend more than $2,500 in the aggregate, or to extend the Last Closing Date, in order to effect a cure of any Objectionable Title Matter, unless hereafter created by Seller in breach of its covenants under this Agreement. Seller shall also cause the Title Company to issue the Title Policy at Closing without exception for any Liens. Except as expressly provided in this Section 4.3, Seller shall have no obligation to cure Objectionable Title Matters.
          4.4 Termination for Objectionable Title Matter. If, after giving Seller timely written notice under this Section 4 of any Objectionable Title Matter, Buyer does not receive by the earlier of (A) the Last Closing Date or (B) ten days after the date Seller receives the last Title Objection Notice from Buyer (such earlier date, “Seller’s Title Response Date”) either:
               4.4.1 Where such Objectionable Title Matter would otherwise be within the scope of coverage of the Title Policy, written confirmation from the Title Company that such Objectionable Title Matter will not be scheduled as an exception in the Title Policy, or
               4.4.2 Written confirmation from the Title Company that it will affirmatively insure Buyer against loss resulting from such Objectionable Title Matter, by an endorsement to the Title Policy in a form satisfactory to Buyer in its reasonable discretion, and (if applicable)

               4.4.3 Seller’s unconditional written undertaking to take, at or before Closing, such steps as the Title Company specifies in its written confirmation are required for it either to omit such Objectionable Title Matter as an exception in the Title Policy or to issue such endorsement,
Buyer shall have the right to terminate the Escrow and this Agreement by written notice of termination given to Seller and Escrow Agent no later than the five days after the Seller’s Title Response Date, whereupon Escrow Agent shall cancel Escrow, disburse the Deposit to Buyer and return every other item in Escrow to the Party which deposited the same. If Buyer does not so elect to terminate this Agreement, Buyer shall be deemed to have waived its objection to the Objectionable Title Matter(s) in question and such title matter(s) shall then become Permitted Exceptions.
          4.5 Extension of Closing Date for Notice and Cure. If Buyer gives Seller notice of objection to any title exception later than the 30th day preceding the Last Closing Date, the Last Closing Date may be extended by Seller, to a date no more than 30 days after the date otherwise specified herein as the Last Closing Date. Such extension shall be effected by a Seller’s giving written notice of such extension to Buyer on or before the date otherwise specified herein as the Last Closing Date.
          4.6 Access to Property and Records. During the period from the Effective Date to Closing, Seller shall provide to Buyer, its agents, consultants and counsel, upon reasonable advance notice but not less that one Business Day’s prior notice, access at all reasonable times to:
               4.6.1 The Hotel Records (excluding software and electronic data, but including print-outs of such data) and all other books, records and documents in Seller’s possession or control related to the Hotel and its development, operation, management, maintenance and repair which are of a non-proprietary or non-privileged nature.
               4.6.2 The Hotel Premises, for purposes of conducting (at Buyer’s sole expense and liability) any inspections, observations, examinations, surveys and tests that Buyer may reasonably require (but Buyer shall not conduct any borings, drilling or other invasive or destructive testing without Seller’s prior written consent and without first evidencing to Seller liability insurance coverage for such activity satisfactory in scope and amount to Seller).
Such right of access, however, shall be subject to the rights of guests, tenants and licensees of the Hotel, and Buyer in its activities under this Section 4.6 shall conduct its inspections so as not to interfere with such rights or the operation of the Hotel in any material respect. In no event shall Buyer communicate with any employees of or at the Hotel other than (A) the Hotel’s general manager, director of sales and marketing and chief engineer, and (B) such other executive Hotel Employees, if any, as Seller designates in writing from time-to-time (“Designees”), nor shall Buyer disclose or permit to be disclosed to any Hotel Employees, other than the general manager, director of sales and marketing and chief engineer and any Designees, the nature or reason for Buyer’s presence on or about the Hotel Premises, without Seller’s prior written approval.

As of the Effective Date, Seller has delivered to Buyer the following: (i) a rent roll for all Leases within the Hotel Premises; (ii) copies of operating statements and a summary of capital expenditures pertaining to the Hotel for the five most recent fiscal years preceding the Effective Date and year to date for 2010; (iii) copies of all building, engineering, zoning and environmental site assessment reports, studies and analyses in Seller’s possession or control relating to the Hotel (such environmental reports are referred to herein as the “Environmental Reports”); (iv) copies of the ad valorem tax statements relating to the Hotel for the three years preceding the Effective Date and any correspondence relating to tax appeals filed with respect to that period; (v) copies of all Service Contracts; and (vi) a copy of an agreement dated as of February 21, 2001 between Skamania County and Skamania Opco, LLC.
          4.7 Indemnification. Except as otherwise provided in this Agreement, Buyer shall Indemnify Seller and Hotel Manager from and against any and all Claims (including Claims by Seller for damage to the Hotel as well as third-party Claims) arising or asserted to arise out of any activity of Buyer or Buyer’s representatives conducted at or about the Hotel Premises. Buyer shall, with reasonable promptness, repair in a good and workmanlike manner any damage to the Hotel caused by any such activity.
          4.8 Buyer’s Right of Termination. In addition to the right of termination provided in Section 4.4, Buyer shall have the right, in its sole discretion, to notify Seller of its satisfaction with its tests, studies and investigations of the Hotel and the Hotel Records on or before 11:59 pm Pacific time on the Approval Date, failing of which notice, this Agreement shall terminate, the Initial Deposit shall be returned to Buyer and neither party shall have any further liability or obligations hereunder other than any such liability and obligations which are expressly provided herein to survive such termination. Buyer hereby acknowledges that with respect to this Section 4.8, time is of the essence, and failure to notify Seller on a timely basis shall constitute an automatic termination of this Agreement.
     5. REPRESENTATIONS.
          5.1 By Seller.
               5.1.1 Regarding the Hotel. Seller hereby represents and warrants to Buyer that, as of the Effective Date, except as disclosed in Exhibit H or any other Exhibit to this Agreement, in the Title Report, the Existing Survey or in any new Survey, third party report or other written document or notice obtained by or furnished to Buyer prior to the Approval Date:
                    5.1.1.1 To Seller’s Knowledge, Seller has not received written notice from any Governmental Authority that the current condition, occupancy or use of the Hotel violates any applicable Law, nor to Seller’s Knowledge has any such violation occurred, whether or not notice thereof has been received.
                    5.1.1.2 There are no lawsuits filed and served upon Seller or, to Seller’s Knowledge, otherwise pending or threatened, whose outcome could adversely affect title to or the use, occupancy or operation of the Hotel or Seller’s ability to convey the Hotel or otherwise perform its obligations under this Agreement (including, without limitation, actions for condemnation or eminent domain).

                    5.1.1.3 All Leases currently encumbering the Hotel Premises are identified on the Schedule of Leases attached hereto as Exhibit I. To Seller’s Knowledge, neither Seller nor the tenant is currently in material breach of any Lease nor has either Seller or the tenant given any written notice of default thereunder. There are no oral understandings or side agreements with any tenant of the Hotel Premises that have not been reduced to a writing and are not set forth among the Leases on Exhibit I. To Seller’s Knowledge, there are no outstanding defenses, counterclaims or offsets against the payment of rent or any other amount payable or against the performance of any other obligation under any of the Leases.
                    5.1.1.4 The Schedule of Contracts attached hereto as Exhibit J identifies all of the existing Material Contracts and, to Seller’s Knowledge, neither the Hotel Party nor any other party to any Material Contract is currently in material breach thereof nor has any written notice of default been given thereunder. There are no oral understandings or side agreements with respect to any service or equipment that have not been reduced to a writing and are not set forth among the Schedule of Contracts.
                    5.1.1.5 Hotel Manager holds the Liquor Licenses specified in Exhibit K hereto and each such Liquor License is in full force and effect. Seller has not received any written notice of violation, or threatened revocation, of any such Liquor License.
                    5.1.1.6 To Seller’s Knowledge, and subject to the information set forth in the Environmental Reports: (i) Seller has not received written notice from any Governmental Authority (A) of any pending or threatening proceeding or investigation concerning any alleged or suspected violations of applicable Laws regarding the use, storage, transportation, release or disposal of Hazardous Substances (“Environmental Laws”) or (B) of any alleged violation of Environmental Laws at the Hotel Premises that remains uncured, (ii) Seller has not used, stored, disposed or released Hazardous Substances at or about the Hotel Premises in violation of any Environmental Laws nor has any use, storage, disposal or release of Hazardous Substances occurred at the Hotel Premises in violation of any Environmental Laws, and (iii) there is no other condition existing at the Hotel Premises in violation of any Environmental Law, and no underground storage tanks are currently in use at the Hotel.
                    5.1.1.7 Seller is not a “foreign person” nor a “U.S. real property holding corporation” for purposes of Section 1445 of the Internal Revenue Code or any applicable regulations promulgated thereunder.
                    5.1.1.8 No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or other proceedings are pending or, to Seller’s knowledge, threatened against Seller, nor is Seller contemplating commencing any such proceedings. Seller has not been a debtor under any case commenced under the United States Bankruptcy Code.
                    5.1.1.9 To Seller’s Knowledge, Seller has not received any written notice from any of its present insurance carriers of any defects or inadequacies in the

Hotel which if left uncured or uncorrected could result in termination of Seller’s existing insurance coverage with respect to its Hotel.
                    5.1.1.10 To Seller’s Knowledge, the Hotel Records provided by Seller to Buyer, including without limitation, the operating statements, general ledger and reconciliations, are true, correct and complete and fairly and accurately represent Seller’s financial position for the periods covered thereby.
                    5.1.1.11 Seller owns, free and clear of all liens and encumbrances, the Inventory and Intangibles, except for Permitted Exceptions.
                    5.1.1.12 Upon Seller’s Knowledge thereof, Seller shall promptly disclose in writing to Buyer any change in any facts or circumstances which would make any of the representations and warranties set forth in this Agreement inaccurate, incomplete or misleading in any material respect.
                    5.1.1.13 The Hotel is not subject to any collective bargaining agreement and, to Seller’s Knowledge, there have been no union organizing campaigns or activities related to the Hotel during Seller’s ownership thereof.
                    5.1.1.14 Hotel Employer is an Affiliate of Hotel Manager.
                    5.1.1.15 Skamania LLC owns (or by Closing will own) the FF&E (excluding the Leased Equipment), subject only to Permitted Exceptions.
                    5.1.1.16 Seller shall use commercially reasonable efforts to obtain a tax clearance statement from the State of Washington Department of Revenue, dated no earlier than 30 days before the Last Closing Date, stating that there are no known deficiencies in sales taxes owed by Seller with respect to the Hotel as shown by filed sales tax returns. Buyer acknowledges that delivery of such certificate is not a condition to Closing.
               5.1.2 Regarding Seller. Seller hereby represents to Buyer that:
                    5.1.2.1 Each of Seller is duly organized, validly existing and in good standing under the laws of its State of incorporation; has full power to enter into this Agreement and to fulfill its obligations hereunder; has authorized its execution, delivery and performance of this Agreement by all necessary corporate action; and has caused this Agreement to be duly executed and delivered on its behalf to Buyer.
                    5.1.2.2 Seller has full right and power to convey and deliver possession of the Hotel Premises and to transfer all of the other property comprising the Hotel in accordance with this Agreement.
                    5.1.2.3 Operator holds legal and beneficial title to all of the membership interests in Skamania LLC, free and clear of all Liens and other encumbrances, and has full right and power to sell and assign all such interests to Buyer. Skamania LLC has no assets other than the FF&E (excluding the Leased Equipment), has engaged in no business other than holding such FF&E, and has no liabilities. Within ten Business Days following the

Effective Date, Seller will provide to Buyer true and complete copies of the organizational documents of Skamania LLC.
                    5.1.2.4 As of the Effective Date, (i) no government, internal or other third party approval or consent that has not already been obtained is required for Seller’s execution and delivery of, or performance of obligations under, this Agreement and (ii) Seller’s execution, delivery and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or any Law to which Seller is a party or by which Seller or any of the property comprising the Hotel is bound.
                    5.1.2.5 Except for the Broker, Seller has not dealt with any broker, finder or similar agent in connection with the transactions contemplated by this Agreement.
                    5.1.2.6 Neither Seller nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
          5.2 By Buyer. Buyer hereby represents to Seller that:
               5.2.1 Buyer is a Delaware limited liability company, duly formed, validly existing and in good standing under the laws of the state of its formation, is in good standing and qualified to do business in every other jurisdiction in which such qualification is legally required; has full power and authority to enter into this Agreement and to fulfill its obligations hereunder; has authorized the execution, delivery and performance of this Agreement by all necessary company action; and has caused this Agreement to be duly executed and delivered to Seller.
               5.2.2 No government, internal or other third party approval or consent that has not already been obtained are required for Buyer’s execution and delivery of, or performance of obligations under, this Agreement, and Buyer’s execution and performance of this Agreement do not and will not violate, and are not restricted by, any other contractual obligation or applicable Law to which Buyer is a party or by which Buyer is otherwise bound.
               5.2.3 As of the Effective Date, there are no lawsuits filed and served against Buyer or, to Buyer’s knowledge, otherwise pending or threatened whose outcome could adversely affect Buyer’s ability to purchase the Hotel and otherwise perform its obligations under this Agreement.
               5.2.4 Except for Broker, Buyer has not dealt with any broker, finder or similar agent in connection with the transaction contemplated by this Agreement.

               5.2.5 Buyer’s principals are experienced in the acquisition, ownership and operator of hotels similar to the Hotel and is fully competent to assess and evaluate the Hotel.
               5.2.6 No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, or other proceedings are pending or, to Buyer’s knowledge, threatened against Buyer, nor is Buyer contemplating commencing any such proceedings. Buyer has not been a debtor under any case commenced under the United States Bankruptcy Code.
               5.2.7 Buyer shall promptly disclose in writing to Seller any change in any facts or circumstances which would make any of the representations and warranties set forth in this Agreement inaccurate, incomplete or misleading in any material respect.
               5.2.8 Neither Buyer nor any of its affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents is, nor will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not engaging and will not engage in any dealings or transactions or be otherwise associated with such persons or entities.
PRIOR TO THE APPROVAL DATE, BUYER WILL CONDUCT ITS OWN INVESTIGATION OF THE HOTEL AND MAKE ALL INQUIRIES, INSPECTIONS, TESTS, AUDITS, STUDIES AND ANALYSES (“INQUIRIES”) IN CONNECTION WITH PURCHASING THE HOTEL THAT BUYER DEEMS NECESSARY OR ADVISABLE AND BUYER WILL RELY ON SUCH INSPECTIONS AND TESTS IN DETERMINING IF THE HOTEL IS SUITABLE FOR BUYER’S PURPOSES. IF FOR ANY REASON BUYER IS UNABLE ON OR BEFORE THE APPROVAL DATE TO MAKE ANY INQUIRY THAT IT DESIRED TO MAKE, OR THAT IS CUSTOMARILY MADE IN TRANSACTIONS OF THIS SORT, OR OTHERWISE FAILS TO OBTAIN INFORMATION SUFFICIENT TO ANSWER ANY QUESTION REGARDING THE CONDITION AND SUITABILITY OF THE HOTEL, AND YET NONETHELESS PROCEEDS WITH THE PURCHASE OF THE HOTEL, BUYER SHALL ASSUME ALL RISKS THAT, HAD IT PERFORMED SUCH INQUIRY OR OBTAINED SUCH INFORMATION, IT WOULD HAVE ELECTED NOT TO PROCEED WITH THE PURCHASE OF THE HOTEL ON THE TERMS CONTAINED HEREIN.
               5.2.9 EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSFER INSTRUMENT, BUYER IS BUYING THE HOTEL “AS IS, WHERE-IS AND WITH ALL FAULTS” AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, OF ANY KIND WHATSOEVER, WHETHER BY SELLER OR BY ANY ONE ACTING ON SELLER’S BEHALF (INCLUDING, WITHOUT LIMITATION, AGENTS, BROKERS, CONSULTANTS,

COUNSEL, EMPLOYEES, OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, TRUSTEES OR BENEFICIARIES).
          5.3 WAIVER AND RELEASE. AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE HOTEL HEREUNDER, EXCEPT FOR A CLAIM MADE UNDER THIS SECTION 5 FOR MONETARY DAMAGES DUE TO A BREACH OF A REPRESENTATION OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT OR AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, BUYER HEREBY WAIVES AND RELINQUISHES, AND RELEASES SELLER AND ALL OF SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS (COLLECTIVELY, “SELLER RELEASES”) FROM, ANY AND ALL CLAIMS AND REMEDIES (INCLUDING, WITHOUT LIMITATION, ANY RIGHT OF RESCISSION) AGAINST SELLER RELEASEES OR ANY OF THEM BASED DIRECTLY OR INDIRECTLY ON (A) ANY PAST, PRESENT OR FUTURE CONDITION OF THE HOTEL, INCLUDING, WITHOUT LIMITATION, THE RELEASE OR PRESENCE OF ANY HAZARDOUS SUBSTANCES OR (B) ANY MISREPRESENTATION, OR FAILURE TO DISCLOSE TO BUYER ANY INFORMATION, REGARDING THE HOTEL (INCLUDING, WITHOUT LIMITATION, ANY DEFECTIVE, HAZARDOUS OR UNLAWFUL CONDITION WHICH SELLER SHOULD BE AWARE, WHETHER OR NOT SUCH CONDITION REASONABLY COULD HAVE BEEN DISCOVERED BY BUYER THROUGH AN INSPECTION OF THE HOTEL OR THE PROPERTY RECORDS), OTHER THAN SUCH A MISREPRESENTATION CONSTITUTING WILLFUL FRAUD. BUYER UNDERSTANDS THAT SUCH WAIVER AND RELEASE INCLUDES STATUTORY AS WELL AS “COMMON LAW” AND EQUITABLE RIGHTS AND REMEDIES AND THAT IT COVERS POTENTIAL CLAIMS OF WHICH BUYER MAY BE CURRENTLY UNAWARE OR UNABLE TO DISCOVER. BUYER ACKNOWLEDGES THAT THE FOREGOING WAIVER AND RELEASE IS OF MATERIAL CONSIDERATION TO SELLER IN ENTERING INTO THIS AGREEMENT, THAT BUYER’S COUNSEL HAS ADVISED BUYER OF THE POSSIBLE LEGAL CONSEQUENCES OF MAKING SUCH WAIVER AND RELEASE AND THAT BUYER HAS TAKEN INTO ACCOUNT, IN AGREEING TO PURCHASE THE HOTEL AT THE PURCHASE PRICE SPECIFIED HEREIN, SELLER’S DISCLAIMER OF ANY WARRANTIES AND REPRESENTATIONS REGARDING THE HOTEL OTHER THAN THOSE EXPRESSLY SET FORTH HEREIN.
BUYER FURTHER AGREES AND ACKNOWLEDGES THAT, IN GIVING THE FOREGOING WAIVER AND RELEASE, IT HAS WITH ITS LEGAL COUNSEL, CONSIDERED ANY STATUTE OR OTHER LAW THAT MIGHT APPLY TO AND LIMIT THE EFFECT OF BUYER’S WAIVER AND RELEASE HEREIN AND HEREBY KNOWINGLY WAIVES THE BENEFITS OF ANY SUCH LAW AND INTENDS THAT IT NOT BE APPLICABLE HERE.
BUYER REPRESENTS AND WARRANTS TO SELLER THAT NEITHER BUYER OR ANY OF ITS AFFILIATES IS (OR WILL BE) A PERSON WITH WHOM SELLER IS RESTRICTED FROM TRANSACTING BUSINESS UNDER REGULATIONS OF OFAC (INCLUDING, THOSE PERSONS NAMED ON OFAC’S SPECIALLY DESIGNATED AND BLOCKED PERSONS LIST) OR UNDER ANY STATUTE, EXECUTIVE ORDER (INCLUDING, THE SEPTEMBER 23, 2001 EXECUTIVE ORDER BLOCKING PROPERTY

AND PROHIBITING TRANSACTIONS WITH PERSONS WHO COMMIT, THREATEN TO COMMIT, OR SUPPORT TERRORISM), OR OTHER GOVERNMENTAL ACTION.
          5.4 Survival and Limitations. The Parties’ representations set forth in this Section 5 (and their respective liability for any breach thereof) shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, that after Closing Seller shall have no liability to Buyer for any breach of such representations unless:
               5.4.1 The facts constituting such breach have not been disclosed in writing to, discovered by or otherwise become actually known to Buyer prior to Closing;
               5.4.2 Buyer has given Seller written notice claiming such breach, and stating in reasonable detail the factual basis for such claim, within 270 days after the Closing Date;
               5.4.3 Buyer’s actual out-of-pocket loss from all such breaches exceeds $150,000; and
               5.4.4 Buyer commences a legal action on such claim, and serves Seller with notice thereof in accordance with the applicable Law, within 365 days after the Closing Date.
          5.5 Notice of Subsequent Event or Discovery. Prior to Closing, each Party shall give the other prompt notice of its discovery of any event or condition which has the effect of making any of Seller’s representations contained in Section 5 materially inaccurate. If it is reasonably likely that such event or condition can be remedied within 30 days, so as to remove such material inaccuracy, and if Seller undertakes in writing to Buyer, within ten Days after receiving such notice, to use all commercially reasonable efforts to effect such remedy, then so long as it is making such efforts Seller shall have the right to extend the Last Closing Date by no more than 30 days to complete such remedy and Buyer shall not be entitled, prior to the Last Closing Date (as so extended) or (if earlier) the cessation of such efforts, to terminate this Agreement by reason of such inaccuracy.
     6. OPERATION OF THE HOTEL PENDING CLOSING. From the Effective Date until Closing, except for emergencies, Seller shall use commercially reasonable efforts to operate the Hotel in the Ordinary Course and shall not cause, approve or voluntarily permit any material change in the operations of the Hotel without Buyer’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed), including:
          6.1 Material alterations or other material changes in the Hotel Improvements, except for Approved Capital Expenditures and for alterations currently required by Law (which Seller may elect, but shall not be obligated by this reference alone, to make).
          6.2 Cancellation or surrender of any existing Permit or Liquor License for the Hotel.
          6.3 Creation of any Lease, mortgage, deed of trust or other lien or encumbrance on Seller’s title to the Hotel.

          6.4 Entering into or materially modifying any Service Contract constituting a Material Contract, unless the same is terminable upon Closing.
          6.5 Entering into or materially modifying any Lease materially affecting the operation, revenues or expenses of the Hotel.
          6.6 Cancellation or material reduction in the amount or scope of coverage under any insurance currently maintained with respect to the Hotel.
          6.7 Any material reduction in staff at the Hotel.
          6.8 Any material depletion or reduction in the FF&E, Inventory and Liquor Inventory without the replacement of the same, except as may result from seasonal fluctuations in levels of business or occupancy rates in the Ordinary Course.
          6.9 The assignment, transfer, pledge or other encumbrance of the membership interests in Skamania LLC or the creation of any new membership interests therein; the dissolution of Skamania LLC or its merger, conversion or consolidation with or into any other entity; the incurrence by Skamania LLC of any liabilities; the acquisition by Skamania LLC of any assets other than the FF&E; or the engagement by Skamania LLC in any business other than holding the FF&E.
If Buyer proceeds to Closing with actual knowledge of any breach by Seller of this Section 6, Buyer shall be deemed to have waived such breach and shall have no claim against Seller after Closing on account of such breach.
     7. OTHER AGREEMENTS.
          7.1 Operating Lease; Property Management Agreement; Hotel Employee Leasing Agreement. Buyer shall not assume any obligations under the Operating Lease, the Hotel Management Agreement or the Hotel Employee Leasing Agreement. Seller shall cause each of the Operating Lease, the Hotel Management Agreement and the Hotel Employee Leasing Agreement (and any franchise or other similar agreements) to be terminated as of Closing and shall deliver possession of the Hotel to Buyer free and clear of any possessory rights of the Hotel Manager or Operator. Seller shall remain responsible for all amounts due under the Operating Lease, the Hotel Management Agreement and the Hotel Employee Leasing Agreement (and any franchise or other similar agreements) and shall Indemnify Buyer from and against any Claims therefor.
          7.2 Liquor License(s) and Liquor Inventory.
               7.2.1 Application for New Licenses. Buyer shall be responsible, at its expense, for preparing, filing and prosecuting all applications before the relevant Governmental Authority for the re-issuance of the Liquor License at the Hotel to Buyer or its designee upon or following Closing. No later than five days after the Effective Date, Buyer shall file the Master Business Application and the Liquor Control Board Addendum with the relevant Governmental Authority required to obtain by the Last Closing Date at least the Pre-Approval License, and following such filing shall diligently prosecute such application. Prior to Closing, Seller shall cooperate (and shall cause Hotel Manager to cooperate) with Buyer in such application as Buyer may reasonably request (but without any obligation on the part of Seller to incur out-of-pocket expense or liability in doing so). If Buyer has not been able to obtain the Pre-Approval License by the Last Closing Date, Seller and, so long as Buyer has complied in all material respects with this Section 7.2.1, Buyer shall each have the right to extend the Closing Date to a date no later than 45 days after the Last Closing Date in order for Buyer to continue its efforts to obtain the Pre-Approval License.
               7.2.2 Transfer of Liquor Inventory. Notwithstanding any other provision of this Agreement, the Liquor Inventory shall be sold and transferred to Buyer (or Buyer’s nominee) only in such manner as complies with applicable alcoholic beverage control Laws and the terms of the Liquor License. In no event shall there be a reduction in the Purchase Price or a proration credit in Buyer’s favor if, as of the Closing, the Liquor Inventory is not able to be sold and transferred in a manner complying with the applicable alcoholic beverage control Laws and the terms of the Liquor Licenses; provided, however, that if Seller is required by such Laws to dispose of the Liquor Inventory other than by sale or transfer to Buyer or Buyer’s nominee, any net proceeds to Seller from such disposition shall be credited against the Purchase Price at, or paid over to Buyer after, Closing, unless prohibited by Law.
          7.3 Property of Guests. All baggage or other items checked or left in the care of Seller, and any items in the “Lost and Found Bin” will be listed in an inventory, prepared in duplicate and signed by representatives of Seller and Buyer on the Closing Date. Buyer will be responsible from and after the Closing for all property so listed and shall hold harmless, indemnify and defend Seller, from and against any and all Claims arising out of the subsequent loss of or damage to such listed property. Seller shall indemnify Buyer from and against any and all Claims arising out of any loss of or damage to property of guests at the Hotel prior to the Closing or not so listed in such inventory. Seller and Buyer shall use reasonable efforts to have Hotel guests who have left items in any of the Hotel’s safe deposit boxes (not including in-room safes) confirm on the Closing Date that no such items are missing, but Seller shall not be deemed liable for any guest Claim made after the Closing Date with respect to items allegedly left in a Hotel safe deposit box before Closing merely because such items could not be listed on the above-described inventory.

     8. PRORATIONS, CREDITS AND OTHER ADJUSTMENTS. At closing, the Parties shall make the prorations and other adjustments provided below, and the net amount consequently owing to Seller or Buyer shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at closing. Beginning as close to the anticipated Closing Date as practicable, Seller shall, in consultation with Buyer and with Buyer’s reasonable cooperation, cause to be prepared a prorations and credits statement (the “Preliminary Statement”) which shall reflect all of the prorations, credits and other adjustments in payment at Closing required under this Section 8 or under any other provision of this Agreement. As soon as the Parties have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent the Parties are unable to agree by Closing on any item on the Preliminary Statement, Seller’s estimation of such item shall be used and such item shall be finally resolved on the Final Statement pursuant to Section 11.
          8.1 Proration of Taxes. All real estate ad valorem taxes and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) prior to the Closing Date shall be paid by Seller at or before Closing, and those payable during the calendar year in which Closing occurs shall be prorated between Buyer and Seller as of the Closing Date, such proration to occur on a calendar year basis (i.e., the Taxes payable during the calendar year of Closing shall be prorated with Seller receiving a credit corresponding to the quotient of such Taxes and 365 multiplied by the number of days between the Closing Date and December 31 of such year). Taxes for all subsequent tax years shall be the responsibility of Buyer.
          8.2 Proration of Expenses. The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Buyer as of the Closing Date:
               8.2.1 Periodic charges under Assumed Contracts (such as monthly rents or fixed periodic charges), but not charges made on a per-order or per-call basis.
               8.2.2 Utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, the Parties shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Buyer.
               8.2.3 Employee Liabilities for wages, salary, benefit payments and payroll taxes for the pay period(s) in which Closing occurs and for accrued Employee Leave, except to the extent that Seller is required by applicable Law or otherwise elects to determine and itself pay such liabilities accrued through the day preceding Closing.
               8.2.4 All other Hotel operating expenses of a strictly periodic nature (and not based upon specific orders for goods or services).
          8.3 Proration of Hotel Revenues.
               8.3.1 Guest Ledger. The open account (“Guest Ledger Account”) for each person who is a guest at the Hotel on the night immediately preceding Closing (“Closing Eve”) shall be prorated between Seller and Buyer as follows:

                    8.3.1.1 Room and service charges (including, without limitation, room service charges, in-house movie fees, health or fitness club charges and honor bar charges) for all times preceding Closing Eve shall be credited to Seller.
                    8.3.1.2 Room and service charges for all times after Closing Eve shall belong to Buyer.
                    8.3.1.3 Room and service charges for Closing Eve shall be divided equally between Seller and Buyer.
                    8.3.1.4 Other charges shall be allocated between Seller and Buyer as of the Closing Date, based on the time such charges were actually incurred.
                    8.3.1.5 Any other charges for the 24-hour period including Closing Eve, which cannot be fixed as to the actual time of incurrence, shall be apportioned equally between Seller and Buyer.
                    8.3.1.6 From the amounts apportioned to Seller under the foregoing clauses shall be deducted all applicable taxes, travel and tour agent commissions, license, reservation and franchise fees, and similar expenses. Any proration of revenues from Liquor Operations shall be subject to such limitations and conditions as may be imposed by applicable alcoholic beverage control Laws.
All Guest Ledger Accounts shall be assigned to Buyer at Closing, and Seller shall receive a proration credit equal to its net aggregate prorated amount under this Section 8.3.1. Buyer shall be responsible for paying any taxes and other amounts deducted from Seller’s apportioned share under this Section 8.3.1.6.
               8.3.2 Rents and other Operating Revenues. Monthly rents and other fixed periodic payments under the Leases, and any other operating revenues not otherwise provided for in this Section 8, shall be prorated between Buyer and Seller as of Closing.
               8.3.3 Other Receivables. Except as otherwise provided with respect to Guest Ledger Accounts and payments under Leases, all Hotel receivables shall be retained by Seller. For at least six months after Closing, Buyer shall cause its manager of the Hotel, in accordance with such manager’s billing and collection practices and procedures, to use commercially reasonable efforts, though at no out-of-pocket cost to Buyer (other than for administrative expenses, such as postage, copies or telephone calls), to collect such retained receivables for Seller’s account, except for any such receivables as Seller by written notice to Buyer excludes from such efforts; but neither Buyer nor its Hotel manager shall be obligated to institute any legal action or incur any other out-of-pocket expense in attempting to collect such receivables. Any payment at or relating to the Hotel which is received or recovered after Closing from a person who then owes amounts both on such a Seller-retained receivable and on an account to the Hotel accruing after Closing shall be applied to the invoice(s) specified by the payor (and, if the payor makes such payment without reference to a specific invoice, then such payment shall then be applied first to the most recent accruing accounts).

          8.4 Hotel Payables. At Closing, Buyer shall receive a proration credit equal to the excess of (A) the aggregate estimated amount of all Hotel Payables in the Preliminary Statement over (B) Buyer’s prorated share of such Hotel Payables under this Section 8, and Buyer shall assume the obligation to satisfy Hotel Payables (1) included in such estimate (as evidenced by a schedule which Seller shall prepare and submit to Buyer as part of the Preliminary Statement) and (2) which otherwise are identified within the 90-day period following Closing. After Closing, before paying any amount invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Buyer shall first submit such invoice or claim to Seller. Unless Seller, within 15 days after receiving such submission, objects to such invoice or claim (thereby making it a Disputed Payable), Buyer may pay the same and take a credit for such payment on the Final Statement. Seller shall remain responsible for all Disputed Payables and for all Hotel Payables that are neither included on such schedule nor identified within the 90-day period following Closing.
          8.5 Other Credits to Buyer.
               8.5.1 Credit for Reservation Deposits. Buyer shall receive a proration credit equal to the aggregate amount of all outstanding Reservation Deposits.
               8.5.2 Credit for Security Deposits. Buyer shall receive a proration credit equal to the aggregate amount of the unapplied balance of all cash (or cash equivalent) security, damage or other deposits paid by any tenants to secure their obligations under Leases. With respect to any security deposits that are not in the form of cash, Seller shall at its sole cost and expense cause the same to be endorsed or transferred to or re-issued in the name of, Buyer, at or as soon as practicable after Closing.
               8.5.3 Credit for Vouchers. Buyer shall receive a credit equal to (A) $10,000 for Paid Vouchers issued prior to 2004, (B) 42.5% of the face value of all outstanding and unredeemed Paid Vouchers issued from and after 2004, (C) $10,000 for all other outstanding Vouchers and (D) 50% of the face value of all unredeemed outstanding Vouchers issued between the Effective Date and Closing; and Buyer shall assume the obligation to honor all Vouchers with respect to which it has received a proration credit under this Section 8.5.3 or Section 11.
          8.6 Other Credits to Seller.
               8.6.1 Credits for Cash Banks. Seller shall receive a proration credit equal to the aggregate balance of all Cash Banks as of Closing.
               8.6.2 Credit for Prepaid Expenses. Seller shall receive a proration credit equal to the book value, as of Closing, of all prepaid expenses, except to the extent that the goods, services or other items for which such expenses were incurred are not usable by Buyer.
               8.6.3 Credit for Certain Inventories. Seller shall receive a credit equal to 75% of the book value, as of Closing, of all goods then held by Operator for sale in the lobby gift shop, the spa and the golf pro shop operated within the Hotel in the Ordinary Course. Seller shall receive no credit for the value of the food and beverage inventories existing as of Closing, the price of the same being deemed paid with delivery of the Purchase Price.

          8.7 Regarding Hotel Prorations Generally. Unless this Section 8 expressly provides otherwise: (A) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time (for the Hotel), on the Closing Date, (B) all prorations shall be made on an actual daily basis, and (C), for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts, as reasonably modified by Hotel Manager for use at the Hotel.
          8.8 Utility Deposits; Loan Impounds and Debt Service. Notwithstanding any other provision of this Agreement, no prorations shall be made or credits allowed with respect to any utility deposits, impound accounts with respect to any Lien, or any interest, prepayment premium or other payments on any Lien, all of which shall remain the sole property or obligation of Seller.
     9. CONDITIONS TO CLOSING.
          9.1 In Buyer’s Favor. In addition to the conditions specified in Section 4, Buyer’s obligation to close shall be subject to timely satisfaction of each of the following conditions:
               9.1.1 Performance of Seller’s Obligations. Performance by Seller in all material respects of its obligations under this Agreement to be performed at or before Closing.
               9.1.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations set forth in Section 5.1, subject to only changes that are required or permitted hereunder or that are beyond Seller’s reasonable power to prevent.
               9.1.3 Satisfactory Title Policy. Issuance at Closing of the Title Policy (with Extended Coverage, from title insurers in the jurisdiction where the Hotel is located and if Buyer timely requests such coverage and furnishes the Title Company with the Survey; but, otherwise, the availability of any other endorsement to the Title policy shall not be a condition to Buyer’s obligation to close unless Seller has undertaken in writing to obtain such endorsement to cure an Objectionable Title Matter). Seller agrees reasonably to cooperate with Buyer in obtaining any Extended Coverage requested by Buyer in accordance with this Section 9.1.3.
               9.1.4 Temporary Liquor License. Approval or pre-approval of the re-issuance to Buyer or its designee of the Liquor License; provided, however, that Buyer shall be conclusively deemed to have waived this condition if Buyer breaches its obligations under Section 7.2.1.
If any of the conditions specified in this Section 9.1 is not timely satisfied (or waived by Buyer in writing), Buyer shall have the right to terminate this Agreement by giving written notice of such termination to Seller and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Buyer shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Buyer prior to Closing.

          9.2 In Seller’s Favor. The obligation of Seller to close Escrow shall be subject to timely satisfaction of each of the following conditions:
               9.2.1 Performance of Buyer’s Obligations. Performance by Buyer in all material respects of Buyer’s obligations under this Agreement to be performed at or before Closing.
               9.2.2 Accuracy of Representations. The accuracy in all material respects, as of Closing, of each of the representations of Buyer set forth in Section 5.2.
If any condition specified in this Section 9.2 is not satisfied (or waived by Seller in writing) by the Last Closing Date, Seller shall have the right to terminate this Agreement by giving written notice of such termination to Buyer and Escrow Agent by the Last Closing Date (but, in any event, before Closing actually occurs). After Closing, Seller shall not have any right to terminate this Agreement or rescind its purchase of the Hotel by reason of the failure of any such condition, whether or not such failure was known to or discoverable by Seller prior to Closing.
          9.3 Pre Closing Damage or Destruction.
               9.3.1 Termination Rights. If, prior to Closing, a material Casualty occurs, Buyer shall have the right, at its election, to terminate this Agreement, by written notice given to the Seller prior to the Last Closing Date. If a material Casualty occurs fewer than ten Business Days before the Last Closing Date, Buyer shall have the right to extend the Last Closing Date until the tenth Business Day after the occurrence of such Casualty in order to make the election permitted by this Section.
               9.3.2 If No Termination. If a Casualty occurs and Buyer either does not have or elects not to exercise the right under Section 9.3.1 to terminate this Agreement, this Agreement shall continue in force and, upon Closing, Buyer shall receive:
     (i) a credit against the Purchase Price equal to (A) the amount, if any, of Proceeds received by Seller prior to Closing in connection with such Casualty, plus (B) the lesser of the “deductible” or self retained limit under the property hazard insurance covering the Property or the reasonably estimated cost of repairing, restoring or replacing the portion of the Property damaged or destroyed by such Casualty, minus (C) the amount (if any) actually expended by Seller to repair, restore or replace the damaged portions of the Property; and
     (ii) an assignment of Seller’s rights to all Proceeds which may then be or thereafter become payable.
If the credit formula specified in clause (A) above results in a negative number, then Seller (rather than Buyer) shall be entitled to a credit, in the amount by which (i) the amount actually expended by Seller to repair, restore or replace the damaged portions of the Property exceeds (ii) the Proceeds received by Seller; but if such credit to Seller would exceed the amount of Proceeds assigned to Buyer at Closing (or if there are no Proceeds to assign), then Seller shall instead retain the right to receive such Proceeds (if any) and receive no credit.

               9.3.3 Material Part. For purposes of this Section 9.3, a Casualty shall be deemed material if the extent of the damage, destruction or taking (measured by the cost of repairing or replacing the damaged or destroyed portion of the Property or the fair market value of the taken portion of the Property) exceeds $1,000,000.
     10. CLOSING.
          10.1 Time, Place and Manner. Closing shall occur on or before the Last Closing Date, through Escrow, at the offices of the Escrow Agent. In order to confirm concurrent delivery of the Purchase Price and delivery of title to the Hotel Premises, Buyer’s funds for Closing and the Transfer Instruments to be recorded shall be delivered into Escrow for Closing, in accordance with this Agreement.
          10.2 Seller’s Deliveries.
          On or before the Last Closing Date, Seller shall deliver to Escrow Agent the following documents (“Seller’s Closing Documents”):
               10.2.1 The Deed and every other Transfer Instruments (if any) to be recorded at Closing, each duly executed and acknowledged by Seller, for recording at Closing in the official land records of the county where the Hotel is located.
               10.2.2 A counterpart of the FIRPTA Certificate for each of Holding and Operator, duly executed.
               10.2.3 Such resolutions, incumbency certificates, certified bylaws, certified articles of incorporation and good standing certificates as shall be reasonably necessary to evidence the authority of Seller to enter into and consummate the transaction contemplated hereby.
               10.2.4 Two counterparts of each of the Transfer Instruments (except those delivered to Escrow Agent pursuant to Section 10.2.1, which shall be constructively delivered to Buyer at Closing by recording pursuant to Section 10.2.1), all duly executed by Seller.
               10.2.5 Letters to tenants under the Leases, in the form attached hereto as Exhibit O, notifying each such tenant that the Hotel has been sold to Buyer and directing each tenant to make all payments of rent and to send any notices or other correspondence regarding their respective Leases to the persons and addresses to be determined by Buyer, and specified in writing to Seller, at least five Business Days prior to the Closing Date.
               10.2.6 Letters to lessors, vendors or contractors under Assumed Contracts, and utility companies serving the Hotel Premises, in the form attached hereto as Exhibit P, advising them of the sale of the Hotel to Buyer and directing to Buyer (at the Hotel) all bills for the services provided to the Hotel Premises on and after the Closing Date.

               10.2.7 Such other documents as the Escrow Agent or the Title Company may reasonably require from Seller in order to effect Closing in accordance with this Agreement.
          10.3 Buyer’s Deliveries.
          On or before the Last Closing Date (except as otherwise indicated), Buyer shall deliver to Escrow Agent the following funds and documents (“Buyer’s Closing Documents”):
               10.3.1 By no later than noon Pacific Time on the Last Closing Date (the “Funds Deadline”), good and immediately available funds in an amount (when added to the Deposit) equal at least to the sum of (A) the Purchase Price, plus (B) Buyer’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement. Time is of the essence with respect to Buyer’s delivery of such funds by the Funds Deadline.
               10.3.2 Such documents as the Escrow Agent or the Title Company may reasonably require from Buyer in order to effect Closing in accordance with this Agreement.
               10.3.3 Such resolutions, incumbency certificates, certified bylaws, certified articles of incorporation and good standing certificates as shall be reasonably necessary to evidence the authority of Buyer to enter into and consummate the transaction contemplated hereby.
               10.3.4 Two counterparts duly executed of each Transfer Instrument to be executed by Buyer.
          10.4 Closing Costs.
               10.4.1 Paid By Seller. Seller shall pay:
                    10.4.1.1 The realty transfer tax imposed by Skamania County and Washington State, transfer taxes, stamp taxes, documenting taxes, sales taxes, use taxes and similar excises imposed on the sale, conveyances and transfers under this Agreement.
                    10.4.1.2 The premium charge for an ALTA standard owner’s title insurance policy (or its local equivalent) in the amount of the Purchase Price allocated to the Hotel Premises, plus the premiums for any endorsements obtained by Seller to cure any Objectionable Title Matters pursuant to Section 4.3.
                    10.4.1.3 One half of Escrow Agent’s fees and expenses for administering Escrow.
                    10.4.1.4 The commission owed to Broker pursuant to a separate agreement between Seller and Broker.
               10.4.2 Paid by Buyer. Buyer shall pay:

                    10.4.2.1 All charges for the Title Report and the Title Policy, including the charge for Extended Coverage and any other endorsements requested by Buyer, except for the charges specified to be paid by Seller under Sections 4.3 and 10.4.1.2.
                    10.4.2.2 The cost of up-dating, supplementing or obtaining a Survey.
                    10.4.2.3 All recording and filing fees and charges incurred in connection with the recording or other filing of the Transfer Instruments.
                    10.4.2.4 One half of Escrow Agent’s fees and expenses for administering Escrow.
                    10.4.2.5 All fees, expenses and other costs associated with Buyer’s financing for the purchase of the Hotel.
               10.4.3 Other Closing Costs. Any other charges and expenses incurred in effecting Closing shall be allocated between the Parties in accordance with the custom for commercial real estate transactions in the county where the Hotel is located.
          10.5 Completion of Closing. Closing shall be effected as follows:
               10.5.1 At such time as the Transactors and Counsel have confirmed (A) tender of delivery of each of the items specified in Sections 10.2 and 10.3 (and provided Escrow Agent has not advised the Parties of any apparent obstacle to issuing the Title Policy as of Closing), the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to record the Deed (and any other Transfer Instruments to be recorded) in the appropriate place and (unless a lawyers’ Closing) to complete Closing by disbursing funds in accordance with Sections 10.5.2.1 through 10.5.2.3 and, as appropriate, delivering Seller’s Closing Documents to Buyer and Buyer’s Closing Documents to Seller.
               10.5.2 If a lawyers’ Closing, as soon as Escrow Agent confirms to the Parties that the Title Company is irrevocably committed to issue the Title Policy to Buyer, the Parties through their respective Transactors or Counsel shall instruct Escrow Agent to disburse funds from Escrow as follows:
                    10.5.2.1 Disburse to Seller, in such respective amounts as Seller shall designate to Escrow Agent in writing before Closing, the sum of (A) the Purchase Price, minus (B) Seller’s share of Closing costs to be paid through Escrow, plus or minus (C) the net amount owing to Seller or Buyer (as the case may be) under Section 8, as shown by the Preliminary Statement.
                    10.5.2.2 Pay the closing costs specified in Section 10.4.
                    10.5.2.3 Disburse any excess funds as directed by Buyer.
Disbursements to a Party shall be made by wire transfer of current funds to an account at a commercial bank within the United States, as designated to Escrow Agent by such Party or its

Counsel; but if no such account has been so designated to Escrow Agent by the Business Day immediately following the Closing Date, Escrow Agent may instead disburse by its own check, for any amount of $10,000 or less, sent on the Closing Date by messenger or overnight delivery service to the applicable Party at the address for notices to such Party hereunder.
               10.5.3 If a lawyers’ Closing, concurrently with the direction to Escrow Agent to disburse funds from Escrow as provided in Section 10.5.2, the Parties through their respective Transactors and Counsel shall deliver to each other the items specified in Sections 10.2 and 10.3 and Closing shall be deemed completed.
               10.5.4 So long as the Title Company is irrevocably committed to issue the Title Policy as of Closing, it shall not be a condition to disbursement of funds at Closing that the Deed or any other Transfer Instrument have first been recorded.
          10.6 Escrow and Recording Instructions. This Agreement shall also serve as instructions to Escrow Agent regarding the recording of instruments and disbursement of funds from Escrow; but the Parties shall jointly execute and deliver to Escrow Agent such supplementary or general instructions as may be required under any other provision of this Agreement or reasonably requested by Escrow Agent. If there is any conflict between such supplementary general instructions and the provisions of this Agreement, the latter shall control as between the Parties.
          10.7 Delivery of Possession. Seller shall cause possession of the Hotel to be delivered to Buyer immediately upon Closing, free and clear of all leases, tenancies and occupancies except for (A) Hotel guests, (B) the Leases and Assumed Contracts, and (C) possessory rights and interests included among the Permitted Exceptions.
          10.8 Failure of Closing. If Closing fails to occur by the Last Closing Date, any Party, if not then in default of its obligations under this Agreement, shall have the right to terminate this Agreement at any time until Closing actually occurs, by giving written notice of such termination to the other Parties and to Escrow Agent.
          10.9 Procedure for Termination of Escrow. Upon any termination of this Agreement, Seller and Buyer shall each promptly give Escrow Agent written instructions to cancel Escrow and disburse the Deposit and all other funds and items (if any) then held in Escrow in accordance with the provisions of this Agreement. If, following termination of this Agreement, the Parties give Escrow Agent conflicting instructions or one of the Parties fails to give Escrow Agent instructions:
               10.9.1 Escrow Agent shall promptly notify each Party in writing of such conflicting instructions or of one Party’s failure to give instructions, and request that such conflict or omission be promptly resolved.
               10.9.2 Where one Party has failed to give instruction, unless Escrow Agent receives written instructions from such Party within five Business Days after giving notice of such failure, Escrow Agent shall be free to comply with the instructions given by the other Party and both Parties shall hold harmless, indemnify and defend Escrow Agent from any claim or liability resulting from such compliance.

               10.9.3 Where the Parties have given conflicting instructions, Escrow Agent shall take no action to cancel Escrow or deliver funds or items out of Escrow except pursuant to further, joint written instructions from the Parties or a final court order or judgment. If the Parties fail, within 60 days after Escrow Agent has made requested such joint instructions, to deliver to Escrow Agent joint written instructions resolving such disputed matter, Escrow Agent shall have the right to file an action in interpleader against all the Parties in any court of competent jurisdiction and to deposit with such court all of the funds and other items held in Escrow, whereupon Escrow Agent shall be discharged from any further obligations or liability with respect to Escrow. The Parties, jointly and severally, shall hold harmless and indemnify Escrow Agent from and against any claim, liability and expenses resulting from such interpleader action (but, as between Seller and Buyer, the costs of such interpleader action shall be assessed in accordance with Section 17.9).
          10.10 Maintenance of Confidentiality by Escrow Agent. Except as may be otherwise required by applicable Law, Escrow Agent shall maintain the existence, terms and nature of this transaction and the identities of the Parties in strictest confidence and shall not disclose any thereof to any third party (including, without limitation, any broker) without the prior written consent of all the Parties.
     11. POST CLOSING ADJUSTMENTS.
          11.1 Final Closing Statement. No later than 90 days after Closing, Buyer shall prepare and deliver to Seller a final Closing statement (the “Final Statement”), which shall correct the estimates and (if necessary) other amounts used in the Preliminary Statement, based on the Hotel’s operating reports for the month immediately preceding Closing and the month in which Closing occurred, on Buyer’s own post Closing examination of the books and records of the Hotel and on other relevant facts discovered after Closing. Seller shall be deemed to have agreed to the Final Statement as prepared by Buyer, except for such items as to which Seller specifically objects in a written notice given to Buyer within 60 days after Buyer delivers the Final Statement to Seller.
          11.2 Disputes. If Seller gives timely and proper notice of objection to any item(s) on the Final Statement, and Seller and Buyer are unable between themselves to resolve each such item within 30 days after Buyer delivers the Final Statement to Seller, then any Party may submit the unresolved items to a mutually agreeable national accounting firm (or, if the Parties are unable to agree on such firm within 40 days after Buyer delivers the Final Statement to Seller or such firm is unwilling to handle the dispute, to a qualified neutral party designated by the American Arbitration Association office located in Los Angeles, California) for a determination which shall be binding and conclusive upon all Parties and shall be deemed incorporated into the Final Statement. Seller and Buyer shall pay in equal shares the fees and other expenses of such accounting firm or other designated neutral party for making such determination.
          11.3 Settlement. Within ten Business Days after the Final Statement has been agreed (or deemed agreed) between Seller and Buyer or after the last timely objection by Seller has been resolved under Section 11.2, Buyer or Seller (as the case may be) shall pay to the other the net amount shown to be due to such Party on the Final Statement, as agreed or as modified by the resolution of such objections. Except for mathematical error manifest on the face of the Final Statement, no further adjustments or payments shall be required with respect to such prorations, credits and other adjustments.
     12. THIRD PARTY CLAIMS AND OBLIGATIONS.
          12.1 Assumed and Retained Liabilities. Buyer shall Indemnify Seller from and against any and all Claims that Seller incurs by reason of any obligation or liability assumed by Buyer pursuant to this Agreement, including, without limitation (A) Employee Liabilities assumed by Buyer, (B) the Assumed Contracts, (C) the Hotel Payables, (D) Reservations and (E) the Leases. Seller shall Indemnify Buyer from and against any and all Claims that Buyer incurs by reason of any obligation or liability retained by Seller pursuant to this Agreement, including, without limitation (i) Employee Liabilities retained by Seller and (ii) Disputed Payables.
          12.2 Employee Liabilities.
               12.2.1 Buyer’s Obligations. Upon Closing Buyer shall:
                    12.2.1.1 Offer (or cause Buyer’s Hotel manager or operator to offer) a sufficient number of Eligible Employees employment at the Hotel, in the same or similar position or job classification and at substantially similar wage rates or salaries as such Hotel Employees held and enjoyed immediately prior to Closing, and with reasonably equivalent benefits, so as to avoid the notice requirements under the Worker Adjustment and Retraining Notification Act of 1988 (the “WARN Act”). Buyer shall cause each such offer to be expressly conditioned upon the Hotel Employee’s signing a written application form, in which such employee accepts the offer of new employment and concurrently gives Hotel Employer notice that he or she is terminating employment with Hotel Employer, effective as of Closing.
                    12.2.1.2 Assume (A) all Employee Liabilities with respect to the Continuing Employees accruing or first arising on and after the Closing Date, or triggered by a termination of employment after Closing (except to the extent that such Employee Liabilities arise under or relate to any Hotel Employee Plan) and (B) all Employee Liabilities accrued as of Closing for which Buyer has received a proration credit under Section 8, except that Buyer does not assume any Employee Liabilities arising from Seller’s or Hotel Employer’s failure to pay such Employee Liabilities before Closing where such payments are required under any applicable Laws.
Notwithstanding anything herein to the contrary, nothing in this Section 12.2.1 shall require Buyer to (i) be responsible for, (ii) withhold or cause to be withheld any deductions from compensation payable by Buyer or Buyer’s Hotel manager to any Continuing Employee for purposes of contributing to, or (iii) make or cause to be made any payments on behalf of any Continuing Employee to, any Hotel Employee Plan. Seller shall cause Hotel Manager’s parent entity to take any and all actions necessary, including, but not limited to, amending the “Section 401(k) plan” maintained by Hotel Manager’s parent entity (“Hotel Manager 401(k) Plan”), to (i) cause each Continuing Employee who as of the Closing Date maintains an account balance in Hotel Manager 401(k) Plan, to be fully vested as of the Closing Date in his or her account balance under Hotel Manager 401(k) Plan; (ii) permit each Continuing Employee to receive, as soon as practicable after the Closing Date, a distribution of his or her account balance in Hotel Manager 401(k) Plan upon a severance from employment resulting from his or her termination of employment as required by Section 12.2.2, and (iii) provide that, at the election of each such Continuing Employee, each distribution made from Hotel Manager 401(k) Plan which is an “eligible rollover distribution” (as defined in section 402(c)(4) of the Code) may be directly rolled over into a similar plan maintained or established by Buyer (or by Buyer’s Hotel manager). To the extent designated by such Continuing Employee and if required by applicable Laws, Buyer will cause a tax-qualified defined contribution plan maintained by Buyer (or by Buyer’s Hotel manager or operator) to accept any portion of such Continuing Employee’s distribution which constitutes an “eligible rollover distribution” (as defined in section 402(c)(4) of the Code).
               12.2.2 Seller’s Obligations. Seller shall cause Hotel Employer to terminate the employment of all Hotel Employees (other than Excluded Employees) effective as of Closing. Seller Indemnifies Buyer from and against any and all Claims arising out of any and all (A) Employee Liabilities with respect to Continuing Employees accruing prior to Closing (except those which are triggered by a termination of employment after Closing or for which Buyer has received a credit under Section 8) and (B) Employee Liabilities with respect to Hotel Employees who are not Continuing Employees.
               12.2.3 WARN Act Liability. Buyer acknowledges that, in light of Buyer’s intention to continue operation of the Hotel with substantially the same staff after Closing and the Parties’ desire for a prompt Closing, it is Buyer’s interest that Seller not take the precautionary step of giving Hotel Employees notice of possible termination of employment at the Hotel under the WARN Act. Accordingly, Seller shall not give such notice with respect to the sale of the Hotel to Buyer, and Buyer shall Indemnify Seller and Hotel Employer from and against any and all Claims arising out of any real or alleged violation of the WARN Act for failure to give such notice to the extent based on Buyer’s failure, on and after the Closing Date, to offer employment at the Hotel to Eligible Employees in accordance with Section 12.2.1. Notwithstanding anything to the contrary herein, Buyer does not assume and Seller shall Indemnify Buyer for any and all liability caused by Seller’s or Hotel Manager’s failure to disclose the actual number of employment losses experienced at the Hotel in the 90 day period prior to Closing.
          12.3 Indemnification of Related Persons. Any indemnification of a Party against third person Claims contained herein shall also run in favor of such Party’s partners, shareholders, beneficial owners, directors, officers, employees, Affiliates, agents and managers (including, without limitation, Hotel Manager), all of whom are intended by the Parties to be third party beneficiaries of this Section 12.
          12.4 Survival. The Parties’ indemnities set forth in this Section 12 and elsewhere in this Agreement shall survive Closing and shall not be deemed to merge into any of the Transfer Instruments; provided, however, Seller’s liability shall be subject to the limitations set forth in Section 20.3.

     13. HOTEL RECORDS. As reasonably required for tax filings, preparation and auditing of financial statements, other reporting and similar purposes, Seller shall have the right to make and retain copies of the Hotel Records which are transferred to Buyer at Closing and to disclose information contained therein. Buyer shall also make the Hotel Records available to Seller and its authorized representatives at the Hotel, at reasonable times and upon reasonable prior notice, and allow Seller to make copies thereof; and Buyer shall not dispose of any Hotel Records prior to the fifth anniversary of Closing without giving Seller at least 30 days’ prior written notice and opportunity to recover the same.
     14. AUDIT. From the Effective Date until the date two (2) years after the Closing, Seller shall, to the extent such items are in Seller’s possession or control, make all of its property-level books and records for the years ended December 31, 2007, 2008 and 2009 and interim periods as required by the rules and regulations of the Securities and Exchange Commission (“SEC”) available to Buyer and Buyer’s independent accountants for inspection, copying and audit at the sole expense of the Buyer. Seller shall, at no expense to Seller, provide Buyer with copies of, or access to, such factual information, accounting records and financial information as may be reasonably requested in writing by Buyer or its auditors, and in the possession or control of Seller, to enable Buyer or its affiliates to file reports or registration statements in compliance with the rules and regulations of the SEC. Seller also shall, upon written request, at no expense to Seller, supply to Buyer letters of representation to such accountants, in form and substance reasonably satisfactory to Buyer. This paragraph shall survive the Closing for a period of two (2) years.
     15. ASSIGNMENT. Neither this agreement nor any of Buyer’s rights hereunder may be assigned, encumbered or transferred without Seller’s prior written consent. Notwithstanding the foregoing, prior to Closing, Buyer shall have the right to assign or transfer its rights under this agreement to a corporation, partnership, limited liability company or other entity which is wholly owned and controlled, directly or indirectly, by Buyer, provided Buyer gives Seller at least ten days’ prior written notice of such assignment and that such assignee concurrently with such assignment assumes, in a written instrument delivered and satisfactory in form to Seller, all of the obligations and liabilities of Buyer hereunder.
     16. NOTICES. Except in the case (if any) where this Agreement expressly provides for an alternate form of communication, any notice, consent, demand or other communication to be delivered to a Party hereunder shall be deemed delivered and received when made in writing and transmitted to the applicable Party either by receipted courier service, or by the United States Postal Service, first class registered or certified mail, postage prepaid, return receipt requested, by electronic mail or facsimile transmission (“Fax”), at the address or addresses indicated for such party below (and/or to such other address as such party may from time to time by written notice designate to the other):

If to Seller:	c/o Lowe Enterprises Investment Management, Inc.
11777 San Vicente Blvd., Suite 900
Los Angeles, California 90049
Attention: Kerri O’Neill
Fax: (310) 207-1132
E-mail: koneill@loweenterprises.com

with a copy to:	Lowe Hospitality Group, Inc.
10333 East Dry Creek Road, Suite 450
Englewood, CO 80112
Attention: Michael Everett
Fax: (303) 799-6011
E-mail: meverett@destinationhotels.com

and a copy to:	Seyfarth Shaw LLP
333 S. Hope St., Suite 3900
Los Angeles, CA 90071
Attention: J. Dean Heller and Amadeo F. Cantú
Fax: (213) 270-9601
E-mail: dheller@seyfarth.com and acantu@seyfarth.com

If to Buyer:	c/o Pebblebrook Hotel Trust
Two Bethesda Metro Center, Suite 1530
Bethesda, MD 20814
Attention: Thomas C. Fisher
Fax: (240) 396-5763
E-mail: tfisher@pebblebrookhotels.com

and a copy to:	Honigman Miller Schwartz and Cohn LLP
38500 Woodward Avenue, Suite 100
Bloomfield Hills, MI 48304-5048
Attention: J. Adam Rothstein
Fax: (248) 566-8479
E-mail: arothstein@honigman.com
and shall be deemed delivered and received (A), if delivered or transmitted before 5:00 p.m. recipient’s local time on a Business Day, or if tendered for delivery between the hours 9:00 a.m. and 5:00 p.m. recipient’s local time on a Business Day and refused, then on the date of actual (or refused) delivery or actual transmission as evidenced by postal or courier receipt (or by a completed transmission log sheet generated by the sending telecopier) and (B), otherwise, on the Business Day next following the date of actual delivery or transmission; provided, however, that any communication delivered by Fax must be confirmed within three Business Days by duplicate notice delivered as otherwise provided herein and any refused delivery must re-tendered within two Business Days.
     17. GENERAL PROVISIONS.
          17.1 Confidentiality. Except for Permitted Disclosures (defined below), (A) each Party shall keep confidential the terms of this Agreement, and (B) until and unless the Closing occurs, Buyer shall keep confidential all information regarding the Hotel. In addition, except as required by Law, neither Party shall issue press release or communication with the public prior to Closing without the prior written consent of the other. As used herein, “Permitted Disclosures” include only (i) disclosures by a Party to its attorneys, accountants and other consultants as reasonably necessary in negotiation of this Agreement, the conduct of due diligence, the consummation of the transactions contemplated hereby and the exercise of Buyer’s rights and the performance of its duties hereunder, (ii) disclosure by Seller to its parent entity or entities and investors therein, (iii) disclosure to any government regulatory agency which requests the information in question in the course of its regulatory functions, and (iv) any other disclosure required by Law (including, without limitation, in response to any subpoena). In the case of any Permitted Disclosure described in clause (i) above, the disclosing Party shall advise the person to whom such disclosure is made of the confidential nature of any information disclosed and obtain from such person an undertaking to respect such confidentiality. Any confidentiality agreement regarding the Hotel or the transaction contemplated by this Agreement previously made between the Parties or their agents shall continue in full force and effect and shall not be deemed to have merged into, or been superseded by, this Agreement.
          17.2 Effect of Termination. Upon any termination of this Agreement, neither Party shall have any further obligation or liability to the other hereunder except (i) as provided below (regarding Buyer’s return or destruction of materials received from Seller), (ii) any liability which a Party may have hereunder by reason of the fact that termination either (A) was wrongfully made by it or (B) resulted from a breach of its covenants or other obligations hereunder and (iii) any obligation under Sections 4.7 or 17.9. Within ten Business Days after termination of this Agreement without Closing, Buyer shall either return to Seller all materials of a confidential nature which Buyer has received from Seller pursuant to this Agreement or confirm to Seller in writing that Buyer has destroyed all such materials. Within ten Business Days after Seller’s request following the termination of this Agreement without Closing, Buyer shall deliver to Seller all reports, studies and analyses prepared by third parties at Buyer’s request or direction relating to the Hotel Premises (unless this Agreement has been terminated due to the default of Seller).
          17.3 Construction; Participation in Drafting. Each Party acknowledges that it and its Counsel have participated substantially in the drafting of this Agreement and agree that, accordingly, in the interpretation and construction of this Agreement, no ambiguity, real or apparent, in any provision hereof shall be construed against a Party by reason of the role of such Party or its Counsel in the drafting of such provision.
          17.4 No Third Party Beneficiaries. Except as expressly provided in Section 12.3, nothing in this Agreement is intended or shall construed to confer any rights or remedies on any person other than the Parties and their active successors and assigns, or to relieve, discharge or alter the obligations of any third person to either Party or to give any third person any right of subrogation or action over against Party. Without limiting the generality of the foregoing, no Hotel Employee shall be deemed a third party beneficiary of any provision of this Agreement.
          17.5 Integration and Binding Effect. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings and representations of the Parties with respect to the subject matter hereof (including, without limitation, any letter of intent, offer sheet, broker’s set-up, disclosure materials, offering circular or other such written materials of any kind). This Agreement may not be modified, amended, supplemented or otherwise changed, except by a writing executed by all Parties. Except as otherwise expressly provided herein, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns.
          17.6 Computation of Time. Any time period specified in this Agreement which would otherwise end on a non Business Day shall automatically be extended to the immediately following Business Day.
          17.7 Captions. Article and Section headings used herein are for convenience of reference only and shall not affect the construction of any provision of this Agreement.
          17.8 Further Assurances. The Parties shall cooperate with each other as reasonably necessary to effect the provisions of this Agreement, shall use reasonable and good faith efforts to satisfy conditions to Closing and, at and after Closing, shall each execute and deliver such additional instruments or other documents as the other Party may reasonably request to accomplish the purposes and intent of this Agreement; provided, however, that nothing in this Section shall be deemed to enlarge the obligations of the Parties hereunder or to require any to incur any material expense or liability not otherwise required of it hereunder.
          17.9 Consents and Approvals. Wherever this Agreement requires a Party’s consent or approval, then unless expressly provided otherwise, such consent of approval (i) may be given or withheld in such Party’s sole and absolute discretion and (ii) to be effective, must be given in a writing signed by such Party and expressly identifying the specific matter to which such consent or approval applies.
          17.10 Enforcement Costs. Should either Buyer or Seller institute any action or proceeding to enforce any provision of this Agreement or for damages by reason of any alleged breach of any provision hereof, the prevailing Party shall be entitled to recover from the other Party all costs and expenses (including attorneys’ fees) incurred by such prevailing Party in connection with such action or proceeding. A Party also shall be entitled to recover all costs and expenses (including attorneys’ fees) incurred in the enforcement of any judgment or settlement in its favor obtained in such action or proceeding (and in any such judgment provision shall be made for the recovery of such post judgment costs and expenses.)
          17.11 Governing Law. This Agreement shall be deemed to be an agreement made under the Laws of the State where the Hotel Premises are located and for all purposes shall be governed by and construed in accordance with such Laws.
          17.12 Counterparts, Electronic Delivery. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each Party on separate counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument. A Party may deliver this Agreement by electronically transmitting to the other Party (either by Fax or email) a facsimile copy of its executed counterpart, but such Party shall also promptly deliver to the other Party an original executed counterpart hereof.

     18. EXHIBITS. Each of the following exhibits is hereby incorporated into and made an integral of this agreement:

A	Legal Description of Hotel Parcel

B	Form of Deed

C	Form of Bill of Sale

D	Form of Assignment and Assumption of Leases

E	Form of Assignment and Assumption of Assumed Contracts

F	Form of General Assignment and Assumption

G	Form of FIRPTA Certificate

H	Exceptions to Seller Representations

I	Schedule of Leases

J	Schedule of Material Contracts

K	Schedule of Liquor Licenses

L	Intentionally Deleted.

M	Current Operating Budget

N	Schedule of Environmental Report and Existing Survey

O	Form of Tenant Notification

P	Form of Vendor Notification

Q	Approved Capital Expenditures
Seller shall have until (and including) ten Days after the Effective Date to modify and deliver to Buyer an amended Exhibit J. Any modification of such Exhibit that Seller timely delivers shall supplement or supersede (as the case may be) the prior version of such Exhibit for all purposes of this Agreement.
     19. SIGNERS’ WARRANTY. Each individual executing and delivering this agreement on behalf of a corporate party hereby warrants and represents to the other parties that he or she is duly authorized and empowered to do so.
     20. LIMITATION ON SELLER’S LIABILITY.
          20.1 Seller’s Breach of Obligation to Close; Prohibition on Specific Performance and Lis Pendens. Subject to Section 20.2, in the event Seller in breach of this Agreement fails to close, Buyer shall be limited to the recovery of Buyer’s Costs (not to exceed $250,000) only and shall have no right to seek damages or specific performance or to record a lis pendens against the Hotel Premises. Except as expressly permitted by Section 20.2, this provision shall be an absolute bar to any action by Buyer for any other damages arising out of such a breach under and/or for specific performance of this Agreement, and Seller shall be entitled to the immediate expungement of any lis pendens filed by Buyer against the Hotel Premises. If Buyer, except as expressly permitted by Section 20.2, brings an action for damages of a kind or in an amount in excess of those permitted under this Section 20.1, or for specific performance of this Agreement, or records a lis pendens against the Hotel Premises, or otherwise creates any cloud on Seller’s title to the Hotel Premises, Buyer shall Indemnify Seller from and against all costs, expenses (including attorneys’ fees) and losses which Seller incurs by reason thereof. As used herein, “Costs” means Buyer’s actual and reasonable costs incurred in connection with the transaction contemplated by this Agreement, including, but not limited to, legal, accounting, engineering and consulting fees and costs.
          20.2 Exception for Willful Breach. Notwithstanding Section 20.1, if Seller, in breach of this Agreement, fails to close, Buyer may in lieu of an action for monetary damages bring an action for specific performance of Seller’s obligation to close, subject to strict compliance with each of the following conditions:
               20.2.1 Buyer gives Seller at least ten Business Days’ prior written notice of its intention to commence such an action;
               20.2.2 Buyer commences such action, and serves Seller with a complaint therein, within 30 days after the Last Closing Date (which 30-day period shall be extended, day for day, for any period of time during which Buyer is barred from filing such action by reason of a temporary restraining order, injunction or other order of court obtained by Seller);
               20.2.3 Such action, to the extent seeking specific performance (or other equitable relief) is limited to an action to compel Seller to deliver into Escrow the Deed and other Seller’s Closing Documents actually required to convey the Hotel free of Liens and to perform Seller’s other obligations to be performed at Closing and does not seek specific performance of any other covenant or warranty of Seller hereunder (including, without limitation, any covenant or warranty contained in Sections 5.1 or 6), or the correction of any condition respecting the Hotel, or any abatement of the Purchase Price; provided, however, that the foregoing shall not bar Buyer, after it has acquired the Hotel, from bringing an action to recover monetary damages for any breach of covenant or representation contained in Sections 5.1 or 6 or any provision hereof intended to survive Closing as provided in Section 12.4, to the extent otherwise permitted to do so; and
               20.2.4 During the pendency of such action, the Deposit remains in Escrow (or is deposited with the court hearing such action); provided, however, that if Seller, at any time during the pendency of such action, delivers the Deed and other required Seller’s Closing Documents into Escrow (or into the court before which such action is pending), including (if a Casualty has occurred) an assignment or delivery (as applicable) to Buyer of Proceeds to the extent required under Section 9.3, and authorizes Closing in accordance with Section 10 (other than as to time of Closing), including instructions to Escrow Agent to apply the proceeds of the Purchase Price to the payment of any Lien that would otherwise appear as an exception on the Title Policy and that Seller is obligated to discharge (altogether, “Seller’s Compliance”), Buyer shall either proceed immediately to close the purchase of the Hotel or immediately to dismiss such action to the extent it seeks specific performance or other equitable relief and expunge from the record any lis pendens Buyer has filed. By electing to seek specific performance under this Section 20.2, Buyer shall be deemed to have waived any claim or right to monetary damages for Seller’s failure to close, other than such damages for delay as are customarily awarded in conjunction with specific performance of an obligation to sell real property (but, if such action results in Buyer’s purchasing the Hotel, such waiver shall not apply to any claim for damages for Seller’s subsequent breach of any of its post-Closing obligations under this Agreement or which Buyer is otherwise permitted to make pursuant to the proviso contained in Section 20.2.3). If Buyer brings or maintains an action for specific performance other than as expressly permitted under this Section 20.2, or fails to close the purchase of the Hotel within 30 days after Seller’s Compliance, Seller shall have the right to terminate this Agreement and recover the Deposit as liquidated damages under Section 21.
          20.3 Other Seller’s Breaches. Seller shall have no liability to Buyer under the indemnities contained in Section 12 or elsewhere, or for breach of any covenant, representation or warranty contained in Section 5.1 or elsewhere, or otherwise, unless Buyer has given Seller written notice of a specific indemnity claim or claim of breach, stating in reasonable detail the factual basis for such claim, within 270 days after the Closing Date, and unless Buyer commences legal action on such claim, and serves Seller with notice of such claim in accordance with applicable Law, within 365 days after the Closing Date. Further, and notwithstanding anything to the contrary herein, (i) Seller shall in no event be liable to Buyer for any such claim unless and until the aggregate amount of Buyer’s actual out-of-pocket losses from all such valid claims exceeds $150,000, and (ii) in no event shall the aggregate amount of Seller’s liability exceed five percent of the Purchase Price. The limitations in clauses (i) and (ii) of this Section 20.3 are in addition to, and not in derogation of, the limitations in Section 5.4.3 with respect to Seller’s liability for breaches of its representations and warranties. The limitations in this Section 20.3 shall not apply to the Seller’s liability under Section 11.
     21. LIQUIDATED DAMAGES AND LIMITATIONS OF REMEDIES FOR BUYER’S BREACH. If Buyer in breach of this agreement fails to close, then upon written notice of termination (a “Termination Notice”) from Seller to Buyer and escrow agent, this agreement shall terminate (except for this section and buyer’s obligations pursuant to Sections 4.7, 17.2 and 17.9). The parties acknowledge and agree by initialing this Section 21 that:
          21.1 IF BUYER FAILS TO CLOSE IN BREACH OF THIS AGREEMENT, SELLER WILL INCUR CERTAIN COSTS AND OTHER DAMAGES IN AN AMOUNT THAT WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO ASCERTAIN.
          21.2 THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, BEARS A REASONABLE RELATIONSHIP TO THE DAMAGES WHICH THE PARTIES ESTIMATE MAY BE SUFFERED BY SELLER BY REASON OF SUCH A FAILURE OF CLOSING TO OCCUR, AND THE DEPOSIT AND INTEREST IS NOT AN AMOUNT WHICH IS UNREASONABLE UNDER THE CIRCUMSTANCES EXISTING AT THE TIME THIS AGREEMENT IS MADE (BUYER ACKNOWLEDGING AND AGREEING THAT BUYER HAS FULLY CONSIDERED THE PROVISIONS OF THIS SECTION 21 AND SUCH CIRCUMSTANCES PRIOR TO ENTERING INTO THIS AGREEMENT AND HAS CONSULTED WITH BUYER’S COUNSEL WITH RESPECT THERETO).
          21.3 UPON DELIVERY TO ESCROW AGENT BY SELLER OF A PROPERLY GIVEN TERMINATION NOTICE, SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT, TOGETHER WITH ALL INTEREST EARNED THEREON, AS LIQUIDATED DAMAGES, WHICH DAMAGES SHALL BE SELLER’S SOLE REMEDY HEREUNDER IF BUYER IN BREACH OF THIS AGREEMENT FAILS TO CLOSE, AND BUYER SHALL FORTHWITH INSTRUCT ESCROW AGENT TO RELEASE THE DEPOSIT AND ALL INTEREST EARNED THEREON TO SELLER AND TO RETURN TO SELLER ALL DOCUMENTS AND INSTRUMENTS THERETOFORE DEPOSITED

INTO THE ESCROW BY OR ON BEHALF OF THEM; PROVIDED, HOWEVER, THAT THE DEPOSIT SHALL BE IN ADDITION TO AND NOT IN LIEU OF ANY AMOUNTS OWED TO SELLER BY BUYER AS A RESULT OF BUYER’S OBLIGATIONS PURSUANT TO SECTIONS 4.7, 17.2 AND 17.9; AND PROVIDED FURTHER THAT SELLER SHALL BE ENTITLED TO RECOVER FROM BUYER ATTORNEYS’ FEES AND OTHER DIRECT OUT OF POCKET COSTS INCURRED BY THEM IN CONNECTION WITH THE ENFORCEMENT OR DEFENSE OF OBLIGATIONS CONTAINED IN THIS SECTION 21.
     IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS LIQUIDATED DAMAGES PROVISION, SELLER AND BUYER HAVE INITIALED BELOW:

SELLER:___KO/SP_______	BUYER:__T.C.F._____
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered, each by its own representative thereunto duly authorized, as of the date first above written.

SELLER:	COMMONWEALTH WASHINGTON HOLDING, INC., a Delaware corporation
	By:	/s/ Kerri O’Neill
		Name:	Kerri O’Neill
		Title:	Vice President

COMMONWEALTH WASHINGTON OPERATING, INC., a Delaware corporation
	By:	/s/ Salve A. Pennya
		Name:	Salve A. Pennya
		Title:	Sr. Vice President

BUYER:	TERRAPINS OWNER LLC, a Delaware limited liability company
	By:	/s/ Thomas C. Fisher
		Name:	Thomas C. Fisher
		Title:	Vice President

{ESCROW AGENT’S SIGNATURE ON THE FOLLOWING PAGE

The undersigned hereby accepts this Agreement as its escrow instructions and agrees to act as Escrow Agent hereunder, in accordance with the terms and conditions hereof.

CHICAGO TITLE INSURANCE COMPANY
By:	/s/ Maurice Neri
	Name:	Maurice Neri
	Title:	AVP
	Date:	___9/23________________, 2010___

EXHIBITS:

A	Legal Description of Hotel Parcel

B	Form of Deed

C	Form of Bill of Sale

D	Form of Assignment and Assumption of Leases

E	Form of Assignment and Assumption of Assumed Contracts

F	Form of General Assignment and Assumption

G	Form of FIRPTA Certificate

H	Exceptions to Seller Representations

I	Schedule of Leases

J	Schedule of Contracts

K	Schedule of Liquor Licenses

L	Intentionally Deleted

M	Current Operating Budget

N	Schedule of Environmental Report and Existing Survey

O	Form of Tenant Notification

P	Form of Vendor Notification

Q	Approved Capital Expenditures

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